UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a -101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Civitas Solutions, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:
It is our pleasure to invite you to attend the 2018 Annual Meeting of Stockholders of Civitas Solutions, Inc. The meeting will be held on Friday, March 9, 2018 at 9:00 a.m. Eastern Standard Time, at 313 Congress Street, Boston, Massachusetts 02210, 4th Floor Conference Room. Registration will begin at 8:00 a.m. Eastern Standard Time.
YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone or by mail. Whether or not you plan to attend the Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or by mail.
On behalf of the Board of Directors, we would like to express our sincere appreciation for your ongoing support and continued interest in Civitas.
Very truly yours,

Bruce F. Nardella
Chair, President and Chief Executive Officer

Boston, Massachusetts
January 26, 2018

Notice of 2018 Annual Meeting of Stockholders

Time and Date	9:00 a.m. Eastern Standard Time, on Friday, March 9, 2018
Place	313 Congress Street, Boston, Massachusetts 02210, 4th Floor Conference Room
Items of Business	1.	Election of our Class I director nominees named in the proxy statement;
	2.	Advisory vote to approve named executive officer compensation (say-on-pay);
	3.	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018; and
	4.	Such other business as may properly come before the meeting.
Record Date
Holders of record of the Company’s common stock at the close of business on January 10, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2018 Annual Meeting of Stockholders, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or by mail.
We are using the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. Instead, we are mailing our stockholders a Notice Regarding the Availability of Proxy Materials with instructions for accessing the proxy materials and voting over the Internet, by telephone or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 9, 2018: This Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10‑K for fiscal year 2017 are available in the investor relations section of our website at http://civitas-solutions.com/investor-relations/. Additionally, and in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com

By Order of the Board of Directors,

Gina Lynn Martin
Chief Legal Officer, General Counsel and Secretary

CIVITAS SOLUTIONS, INC.
313 Congress Street, Boston, MA 02210

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
MARCH 9, 2018

We have provided this Proxy Statement and a Proxy Card to you on the Internet or, upon your request, have delivered those proxy materials to you, because the board of directors of Civitas Solutions, Inc. is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on March 9, 2018 at 9:00 a.m. Eastern Standard Time. Unless the context otherwise requires, references to “Civitas,” “the Company,” “we,” “us,” and “our” refer to Civitas Solutions, Inc. and its subsidiaries.

We are mailing the Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the close of business on January 10, 2018, for the first time on or about January 26, 2018.

Proxy Statement Summary Information

The Board of Directors (the “Board”) of Civitas is soliciting your proxy to vote at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. To assist you in your review of this Proxy Statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting below. For additional information about these topics, please review this Proxy Statement in full and the Company’s Annual Report on Form 10-K for fiscal 2017 which was filed with the SEC on December 12, 2017 (the “Annual Report”).
Our fiscal year ends on September 30th each year. Fiscal years in this proxy statement are identified according to the calendar year in which the fiscal year ends. For example, references to “fiscal 2017”, or similar references, refer to the fiscal year ended September 30, 2017.
Proposals to be Voted on and Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference (for more detail)
Election of Directors (Proposal No. 1)	☑	FOR EACH DIRECTOR NOMINEE	6
Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay) (Proposal No. 2)	☑	FOR	53
Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2018 (Proposal No. 3)	☑	FOR	54

Frequently Asked Questions about Voting and the Annual Meeting
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on January 10, 2018, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the Annual Meeting.
A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for review ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard Time, at the Office of the Secretary located at Civitas’ corporate headquarters at 313 Congress Street, Boston, Massachusetts 02210. A stockholder may examine the list for any germane purpose related to the Annual Meeting.
What are the voting rights of the holders of Civitas Solutions, Inc. common stock?
Holders of Civitas Solutions, Inc. common stock are entitled to one vote for each share held of record as of the close of business on the Record Date (January 10, 2018) on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.
How do I vote?
Stockholders of Record
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Broadridge Corporate Solutions, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the Internet, by telephone or by mail as instructed below to ensure your vote is counted.
Vote by Internet. Go to www.proxyvote.com. Use the Internet to vote up until 11:59 p.m. Eastern Standard Time on March 8, 2018, the day before the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.
Vote by Phone 1.800.690.6903. Vote by telephone by calling 1.800.690.6903 up until 11:59 p.m. Eastern Standard Time on March 8, 2018, the day before the Annual Meeting. Please have your Proxy Card in hand when you call and then follow the instructions.
Vote by Mail. If you have requested and received a Proxy Card by mail, you may mark, sign and date your Proxy Card and return it in the postage-paid envelope we provided with it or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owners
If, on the Record Date, your shares were held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee, as applicable for instructions on how to vote the shares you hold as a beneficial stockholder.
What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?
If a bank, broker or other nominee holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 3, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 3, you must submit voting instructions to the bank, broker or other nominee that holds your shares if you want your vote to count on such matters. When a bank, broker or other nominee votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”
What constitutes a quorum and how will votes be counted?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 37,546,637 shares of common stock were outstanding.
Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Board Recommendation
Election of directors (Proposal No. 1)	Plurality of the votes cast FOR each director nominee	FOR all nominees
Advisory vote to approve named executive officer compensation (say-on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the compensation of our named executive officers
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018 (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018
What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions/Withheld Votes	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of directors (Proposal No. 1)	FOR or WITHHOLD (for each director nominee)	No effect—not counted as a “vote cast”	No	No effect
Advisory vote to approve named executive officer compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018 (Proposal No. 3)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Unless you give other instructions when you vote, the persons named as proxies, Bruce F. Nardella, Denis M. Holler and Gina Lynn Martin, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
May I change or revoke my vote?
Stockholders of Record. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Secretary at our corporate headquarters at Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.
Beneficial Owners. Beneficial owners should contact their broker, bank or other nominee for instructions on how to change their vote.
Can I attend the Annual Meeting?
Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Standard Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases and packages will be subject to search.
Please also note that if you are a beneficial owner (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to present at the registration desk in order to gain admission to the Annual Meeting.

Election of Directors (Proposal No. 1)
The Board currently consists of eight members and is divided into three classes of directors, with three Class I directors, two Class II directors and three Class III directors. The current term of our Class I directors expires at the Annual Meeting, while the terms for Class II and Class III directors will expire at our 2019 and 2020 annual meetings of stockholders, respectively. Upon recommendation by the Nominating and Corporate Governance Committee of the Board, the Board has nominated three Class I directors for re-election as Class I directors. If elected, each nominee will serve for a three-year term expiring at the 2021 annual meeting of stockholders. Each director will hold office until his or her respective successor has been duly elected and qualified or until the director’s earlier death, resignation or removal.
Each nominee currently serves as a director of the Company and has consented to serve if elected. Mr. Durbin joined our Board in 2010 and Messrs. Gray and Nardella joined our Board in 2014. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.
Set forth below is information with respect to our Class I directors nominees and our continuing Class II and Class III directors, including their recent employment or principal occupation, a summary of select qualifications, skills and experience that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their ages as of the Record Date. The Nominating and Corporate Governance Committee believes that as a group, the Class II and Class III directors, together with the nominees to serve as Class I directors, possess the right diversity of backgrounds, skills, experiences and perspectives to constitute an effective Board.
Nominees for Class I Directors for Election at the 2018 Annual Meeting

Chris A. Durbin

Director Since: December 2010
Age: 52
Compensation Committee Chair and Nominating and Corporate Governance Committee Chair
Business Experience. Mr. Durbin was elected to our board of directors in December 2010. He is a Managing Director in the Vestar Resources group of Vestar Capital Partners. Before joining Vestar in 2007, Mr. Durbin was Managing Director of Strategy and Business Development in Bank of America’s Global Wealth and Investment Management business from 2001 to 2007. Prior to this, he worked at Mercer Management Consulting and Corporate Decisions, Inc., where he designed and implemented growth strategies for clients including several Vestar portfolio companies. Mr. Durbin was selected as a director for his knowledge and experience in strategy and operations. Mr. Durbin earned a B.B.A. from the University of Notre Dame and an M.B.A. from Northwestern University’s J.L. Kellogg School of Management.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.

Patrick M. Gray

Director Since: September 2014
Age: 68
Audit Committee Chair and Quality and Risk Management Committee Member
Business Experience. Mr. Gray was elected to our board of directors in September 2014. Mr. Gray brings extensive experience in accounting and financial reporting to our board of directors, having spent over 37 years with PricewaterhouseCooper LLP (“PwC”) until his retirement in 2009. He is a Certified Public Accountant who spent 25 years as an Audit Partner serving clients ranging from Fortune 500 companies and multi-national companies to rapid growth companies pursuing an initial public offering. At the time of his retirement, he served as the lead partner for the PwC U.S. Corporate Governance Group. Mr. Gray is also a member of the Board of Sancilio & Company, a privately held, research-based biopharmaceutical company, where he has served in such capacity since 2012. Mr. Gray was selected as a director for his knowledge and experience in accounting and finance. Mr. Gray holds an Executive Masters Professional Director Certificate from the American College of Corporate Directors. He earned a B.S. from the Wharton School at the University of Pennsylvania.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in accounting and finance.
Bruce F. Nardella

Director Since: January 2014
Age: 60
Quality and Risk Management Committee Member
Business Experience. Mr. Nardella has served as Chief Executive Officer and Director since January 2014 and has served as President since December 2009. Mr. Nardella was our President and Chief Operating Officer from December 2009 to December 2013, as well as our Executive Vice President and Chief Operating Officer from May 2007 to December 2009. Mr. Nardella joined the Company in 1996 as a state director and in May 2003, he was named President of our Eastern Division. Prior to that, he was a deputy commissioner for the Massachusetts Department of Youth Services. Mr. Nardella was selected as a director for his knowledge and experience in the human services industry and the public, private and nonprofit sectors. Mr. Nardella earned an A.B. from Colgate University, a M.A. in Education from Boston University and an M.P.A. from the Kennedy School of Government at Harvard University.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in the human services industry and the public, private and nonprofit sectors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES
FOR ELECTION AS A DIRECTOR.

Class II Directors With Terms Continuing Until the 2019 Annual Meeting
Gregory S. Roth

Director Since: September 2015
Age: 61
Audit Committee and Nominating and Corporate Governance Committee Member
Business Experience. Mr. Roth joined our board of directors in September 2015. Mr. Roth joined Team Health, Inc., a provider of outsourced healthcare professional staffing and administrative services, in November 2004. After serving as its President and Chief Operating Officer, Mr. Roth was promoted in May 2008 to Chief Executive Officer, and remained in this role until his retirement in September 2014. Prior to joining TeamHealth, Mr. Roth was employed by HCA-The Healthcare Company beginning in January 1995. Beginning in July 1998, Mr. Roth served as President of HCA, Ambulatory Surgery Division. Prior to his appointment as President, Mr. Roth served in the capacity of Senior Vice President of Operations, Western Region from May 1997 to July 1998 and the Division’s Chief Financial Officer from January 1995 to May 1997. Prior to these positions, Mr. Roth held various financial and operational positions in the healthcare industry. Mr. Roth currently serves as a Director of One Call Care Management, a leading provider of specialized services to the workers’ compensation industry, Air Methods, a provider of air medical emergency transport services and Physicians Endoscopy, a provider of ambulatory surgery centers. He previously served as a Director of Team Health Holdings, Inc., Specialty Care and Press Ganey Associates, Inc. Mr. Roth was selected as a director for his knowledge and experience in the healthcare industry and his board experience. Mr. Roth received a B.S. from The Ohio State University and a Master’s in Health and Hospital Administration from Xavier University. He is a Certified Public Accountant and a Registered Respiratory Therapist.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in the healthcare industry and board experience.

Guy Sansone

Director Since: December 2009
Age: 53
Compensation Committee and Nominating and Corporate Governance Committee Member
Business Experience. Mr. Sansone was elected to our board of directors in December 2009. Mr. Sansone is a Managing Director at Alvarez & Marsal in New York and serves as head of its Healthcare Industry Group. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. From 2014 through December 2017, Mr. Sansone served as the interim Chief Executive Officer of the VNSNY, the largest post-acute home-based services provider in New York State. From October 2005 to August 2007, Mr. Sansone served as Chief Executive Officer and Chief Restructuring Officer at Saint Vincent Catholic Medical Centers in New York from October 2005 to August 2007 and as interim Chief Financial Officer of HealthSouth Corporation from March 2003 to October 2004, among other positions. He served as Chief Restructuring Officer for Erickson Retirement Communities, which filed for bankruptcy protection in October 2009. Mr. Sansone served as a director of Rotech Healthcare, Inc. from March 2002 to August 2005 and in 2016 became a director of HealthPRO Heritage, an outsourcer of rehabilitation services. Mr. Sansone was selected as a director for his knowledge and experience in strategy and operations, with an emphasis on the health care industry. Mr. Sansone earned a B.S. from the State University of New York at Albany.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations.

Class III Directors With Terms Continuing Until the 2020 Annual Meeting

James L. Elrod, Jr.

Director Since: June 2006
Age: 63
Quality and Risk Management Committee Chair and Compensation Committee Member
Business Experience. Mr. Elrod joined our board of directors in June 2006. Mr. Elrod is a Managing Director of Vestar Capital Partners, having joined Vestar in 1998. Previously, he was Executive Vice President, Finance and Operations, for Physicians Health Service, a public managed care company. Prior to that, he was a Managing Director and Partner of Dillon, Read & Co. Inc. Mr. Elrod is currently a director of 21st Century Oncology (formerly known as Radiation Therapy Services, Inc.) and Vertas Collaborative, Inc., a comprehensive, evidence-based care facility for persons with eating disorders diagnoses in a gender-diverse and inclusive environment. Mr. Elrod was selected as a director for his knowledge and experience in finance and the health care industry. Mr. Elrod earned an A.B. from Colgate University, an M.B.A. from Harvard Business School and an M.A.R. from Yale Divinity School.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and the health care industry.

Pamela F. Lenehan

Director Since: December 2008
Age: 65
Audit Committee, Compensation Committee Member and Presiding Director
Business Experience. Ms. Lenehan was elected to our board of directors in December 2008. Ms. Lenehan has served as President of Ridge Hill Consulting, a strategy consulting firm, since 2002. Prior to this, Ms. Lenehan was self-employed as a private investor. From 2000 to 2001, she was vice president and chief financial officer of Convergent Networks. From 1995 to 2000, she was senior vice president of corporate development and treasurer of Oak Industries Inc., which was acquired by Corning Inc. in 2000. Prior to that, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a vice president of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is currently a member of the boards of directors of Monotype Imaging Holdings Inc., where she is a member of the Audit Committee and chair of the Management Development and Compensation Committee, and American Superconductor Corporation where she chairs the Audit Committee. From 2004 to 2013, she was a member of the board of directors of Spartech Corporation until it was acquired by PolyOne and from 2001 to 2007 she was a member of the board of directors of Avid Technology. Ms. Lenehan was selected as a director for her knowledge and experience in finance and strategy and for her public company board experience. Ms. Lenehan holds an Executive Masters Professional Director Certificate from the American College of Corporate Directors. Ms. Lenehan earned a B.A. and an M.A. in Economics from Brown University.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in finance and strategy and board experience.

Mary Ann Tocio

Director Since: October 2015
Age: 69
Quality and Risk Management Member
Business Experience. Ms. Tocio joined our board of directors in October 2015. Ms Tocio was the President, Chief Operating Officer and a Director at Bright Horizons Family Solutions, Inc., a global provider of employer-supported childcare, early education and work-life solutions. She retired from her position in July of 2015 after more than 20 years of service. She remains on the board of directors at Bright Horizons, a position she has held since 2001. Before that, she served in several positions with Wellesley Medical Management, Inc., including as its Senior Vice President of Operations, where she managed more than 100 ambulatory care centers nationwide from 1983 to 1992. Ms. Tocio has been a Director of Burlington Stores since December 2015. She also serves as a Director of Telecare Corp., Iora Health, and Harvard Pilgrim Health Care. Previously, she also served as a Director of Mac-Gray Corporation and Zany Brainy, Inc. Ms. Tocio was selected as a director for her public company board experience and expertise with managing growing organizations. Ms. Tocio received an M.B.A. from Simmons College Graduate School of Management.
Select Qualifications, Skills and Experience:

•	Knowledge and experience in strategy and operations and board experience.

Corporate Governance
Our Board has adopted policies and procedures to ensure effective governance of Civitas. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Quality and Risk Management Committee, our Code of Conduct for Employees and our Code of Ethics for Senior Financial Officers may be viewed in the investor relations section of our website at www.civitas-solutions.com/investor-relations. We will also provide any of the foregoing information in print without charge upon written request delivered to the Secretary, Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210.
The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, and may propose modifications to the Corporate Governance Guidelines and other key governance practices from time to time for adoption by the Board.

Board Composition
The Board currently consists of eight (8) members, and all members, with the exception of Mr. Nardella, have been affirmatively determined to be “independent” as such term is defined in the New York Stock Exchange Rules. In making its independence determinations, the Board considered the relationship between our Company and Vestar, which owns approximately 52% of our outstanding common stock, the fact that Messrs. Elrod and Durbin serve on our Board of Directors as designees of Vestar pursuant to the terms of our nominating agreement with an affiliate of Vestar, and the fact that Messrs. Elrod and Durbin are managing directors of Vestar.
An affiliate of Vestar is party to a director nominating agreement that provides Vestar the right to nominate a specified number of directors based on the Vestar affiliates’ collective ownership of the total voting power of Civitas.  See “Certain Relationships and Related Party Transactions-Director Nominating Agreement.” Since the IPO, Messrs. Durbin, Elrod, Gray, Nardella, Roth and Sansone and Mses. Lenehan and Tocio were designated as nominees by Vestar.
Our Board of Directors is divided into three classes as follows:

•	Class I directors, Messrs. Nardella, Durbin and Gray, whose term expires at the 2018 annual meeting of the stockholders;

•	Class II directors, Messrs. Roth and Sansone, whose term expires at the 2019 annual meeting of the stockholders; and

•	Class III directors, Mr. Elrod and Mses. Lenehan and Tocio, whose term expires at the 2020 annual meeting of the stockholders.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board.
On December 7, 2017, Kevin A. Mundt, who was a Class II director, resigned from the Company’s Board of Directors. On January 11, 2018, the Board unanimously voted to reduce the size of the Board to eight (8) directors.
We qualify as a “controlled company” under the New York Stock Exchange corporate governance standards because affiliates of Vestar hold a majority of the voting power of our outstanding common stock, and we are eligible to rely on certain exemptions from the rules. Although we qualify as a “controlled company,” beginning in fiscal 2018 we elected not to rely, and we do not expect in the future to rely, upon these exemptions.

Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board retains the right to exercise its discretion in combining or separating the office of the Chair of the Board (the “Chair”) and the Chief Executive Officer. The Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has appointed Bruce F. Nardella as the Chair of the Board. The Board determined that having the Company’s Chief Executive Officer serve as Chair is in the best interest of the Company’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.
In accordance with the NYSE rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. It is the policy of the Board that our non-management directors meet regularly in executive session in connection with regularly scheduled Board meetings and at such other times as they deem necessary. The presiding director presides at these sessions of non-management directors.
Because Civitas has combined the office of Chairman and Chief Executive Officer, the Board has decided that an independent director shall serve a one-year term as the presiding director. Annually, the Board of Directors elects an independent director (not affiliated with Vestar) to serve as the presiding director. It is anticipated that the position of presiding director will periodically rotate among the independent directors. In December 2017, Pamela F. Lenehan was re-appointed as the presiding director. This will be Ms. Lenehan’s third term as presiding director.
The independent directors meet in an executive session at least one time per year.
The Board conducts a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively. Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Civitas is well-served by this flexible leadership structure.

Board Committees
The Board is responsible for overseeing the affairs of the Company. The Board held seven (7) meetings during fiscal 2017. Each director attended (i) at least 75% of all of the Board meetings held during fiscal 2017 while such director was on the Board and (ii) at least 75% of the total number of meetings of the Board committees held during fiscal 2017 while such directors were members of such committees. Directors are expected to attend our annual meeting of stockholders. All of our directors, with the exception of Mr. Mundt, attended the 2017 annual meeting of stockholders.
Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Quality and Risk Management Committee. Each of the committees reports to the Board as it deems appropriate, and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality and Risk Management Committee
Bruce F. Nardella				X
Chris A. Durbin		✓	✓
Patrick M. Gray	✓			X
Guy Sansone		X	X
James L. Elrod, Jr.		X		✓
Pamela F. Lenehan	X	X
Gregory S. Roth	X		X
Mary Ann Tocio				X
✓ Chair of the committee
Audit Committee
The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm; (ii) confirming our independent registered public accounting firm’s independence from management; (iii) reviewing with our independent registered public accounting firm the scope of the integrated audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial reporting processes and controls and compliance with applicable legal and regulatory requirements; (vii) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (viii) reviewing and approving related party transactions; and (ix) reviewing and discussing policies and guidelines with respect to risk assessment and risk management.
The Audit Committee consists of Mr. Gray (Chair), Ms. Lenehan, and Mr. Roth. Mr. Gray has served as the Chair of the Audit Committee since January 2016. Our Board has affirmatively determined that each of Ms. Lenehan and Messrs. Gray and Roth meet the definition of “independent director” for purposes of serving on the Audit Committee under applicable SEC and New York Stock Exchange rules. In addition, Ms. Lenehan and Messrs. Gray and Roth each qualify as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
The written charter for the Audit Committee is available on our corporate website at www.civitas-solutions.com.
The Audit Committee met seven (7) times in fiscal 2017.

Compensation Committee
The Compensation Committee is responsible for, among other matters: (i) reviewing and approving executive officer compensation goals, objectives and plans; (ii) reviewing and recommending the compensation of our directors; (iii) reviewing and approving employment agreements, severance arrangements and change in control agreements/provisions between us and our executive officers; and (vi) administering our stock plans and other incentive compensation plans.
Our Compensation Committee consists of Mr. Durbin (Chair), Mr. Elrod, Ms. Lenehan, and Mr. Sansone. The Board of Directors has determined that each of Messrs. Durbin, Elrod and Sansone and Ms. Lenehan is an independent director as independence is defined for Compensation Committee purposes by Rule 10C-1(b)(1) under the Securities Exchange Act of 1934, as amended, and Rule 303A.02(a)(ii) of the NYSE Listed Company Manual. The written charter for the Compensation Committee is available on our corporate website at www.civitas-solutions.com.
The Compensation Committee met ten (10) times in fiscal 2017.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (ii) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) reviewing and recommending to our Board any changes to a set of corporate governance guidelines and principles applicable to us.
Our Nominating and Corporate Governance Committee consists of Mr. Durbin (Chair), Mr. Roth and Mr. Sansone.
The written charter for the Nominating and Corporate Governance Committee is available on our corporate website at www.civitas-solutions.com.
The Nominating and Corporate Governance Committee met four (4) times in fiscal 2017.
Quality and Risk Management Committee
The Quality and Risk Management Committee is responsible for, among other matters: (i) oversight of our management compliance committee, which is responsible for the structure and implementation of our compliance plan and service delivery risk management plan; (ii) discussing specific material compliance and other legal issues with the Audit Committee, the Chief Legal Officer and the Compliance Officer, as appropriate; (iii) oversight of our quality assurance and quality improvement programs and discussing same with Chief Quality Officer; and (iv) conducting such investigations into matters relating to compliance matters as the committee may deem necessary.
Our Quality and Risk Management Committee consists of Mr. Elrod (Chair), Mr. Gray, Mr. Nardella and Ms. Tocio.
The written charter for the Quality and Risk Management Committee is available on our corporate website at www.civitas-solutions.com.
The Quality and Risk Management Committee met four (4) times in fiscal 2017.

Compensation Committee Interlocks and Insider Participation
Messrs. Durbin, Elrod and Sansone and Ms. Lenehan are the members of our Compensation Committee, and none of them is or has been our officer or employee. Messrs. Durbin and Elrod are managing directors of Vestar, affiliates of which own approximately 52% of the Company’s common stock. For a description of the transactions between us and Vestar, see “Certain Relationships and Related Party Transactions.” Apart from these relationships, no member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Identifying and Evaluating Director Candidates
The Nominating and Corporate Governance Committee is responsible for, among other matters, identifying and recommending candidates for the Board and reviewing and evaluating any candidates recommended by stockholders. The Nominating and Corporate Governance Committee is responsible for developing and recommending qualification standards and other criteria for selecting nominees for directors. These criteria include independence, diversity, skills and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee considers a combination of factors for each nominee, including: (i) the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) the business or other relevant experience, skills, and knowledge that the individual may have that will enable him/her to provide effective oversight of Civitas’s business; (iii) the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; (iv) whether the individual contributes to the racial, ethnic and gender diversity of the Board; and (v) the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.
The Board believes experience, qualifications or skills in the following areas are most important: (i) human services and healthcare; (ii) public policy; (iii) business development and strategic planning; (iv) accounting, finance and capital structure; (v) human resources and organizational design; (vi) technology development and management experience; (vii) leadership of complex organizations; (viii) leadership development and succession planning; (ix) corporate governance and board practices of other public companies; and (x) risk management and compliance.
Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information—Stockholder Proposals for Inclusion in the 2019 Annual Meeting Proxy Statement” and “—Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Nominating and Corporate Governance Committee considers all director candidates, including candidates recommended by stockholders or proposed by stockholders in accordance with our Bylaws, in the same manner as other candidates identified to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may engage third-party search firms to identify potential director nominees.
Risk Oversight
Our Board has delegated to the Audit Committee oversight of our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us, and directs management to implement appropriate risk mitigation strategies. The Quality and Risk Management Committee focuses on our service delivery risk management process, and directs management to implement appropriate risk mitigation strategies with respect to service delivery. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Conduct and Code of Ethics
We have adopted the MENTOR Network Code of Conduct that applies to our directors, officers and employees. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our chief executive officer, chief financial officer, principal accounting officer and all persons performing similar functions. The MENTOR Network Code of Conduct and the Code of Ethics for Senior Financial Officers are publicly available on our website at www.civitas-solutions.com. If we make any substantive amendments to the MENTOR Network Code of Conduct, or grant any waiver from a provision of the code of ethics for senior financial officers to our chief executive officer, chief financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Communications with the Board
Stockholders and other interested parties may contact an individual director, including the presiding director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Office of the Secretary, Civitas Solutions, Inc., 313 Congress Street, Boston, Massachusetts 02210, Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.
All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities, or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

Director Compensation
The table below sets forth the compensation of our non-employee directors in fiscal 2017. Messrs. Durbin, Elrod and Mundt are employees of Vestar and did not receive any additional compensation for their service as directors. Additionally, Mr. Nardella, whose compensation is reflected in “Executive Compensation” below, does not receive additional compensation for his service as director.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(a)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patrick M. Gray	102,500	115,000	—	—	217,500
Pamela F. Lenehan	92,500	115,000	—	—	207,500
Guy Sansone	87,500	115,000	—	—	202,500
Gregory S. Roth	90,000	115,000	—	—	205,000
Mary Ann Tocio	82,500	115,000	—	—	197,500

(a)	As of September 30, 2017, Messrs. Gray, Sansone and Roth and Mses. Lenehan and Tocio each held 5,793 restricted stock units.
In fiscal 2017, Frederic W. Cook & Co. (“FWC”) conducted a study of our non-employee directors not affiliated with Vestar. FWC’s report included a comparison of the elements of our non-employee director compensation to the elements of non-employee director compensation of the peer group used to benchmark NEO compensation, which peer group is identified below under “Executive Compensation-Compensation Discussion and Analysis-Peer Group.” Based on its review, FWC determined that the Company’s compensation program for directors was within market. After a review of FWC’s report and further discussion, the Company decided not to make any changes to director compensation.
We have a director compensation program for our non-employee directors who are not affiliated with Vestar. These directors receive an annual cash retainer of $75,000. These directors receive cash fees for committee membership that are paid as follows: (i) $20,000 annual fee for the Chair of the Audit Committee and $10,000 annual fee for other members of the Audit Committee; (ii) $15,000 annual fee for the Chair of the Compensation Committee and $7,500 annual fee for other members of the Compensation Committee, (iii) $10,000 annual fee for the Chair of the Nominating and Corporate Governance Committee and $5,000 annual fee for other members of the Nominating and Corporate Governance Committee and (iv) $15,000 annual fee for the Chair of the Quality and Risk Management Committee and $7,500 annual fee for other members of the Quality and Risk Management Committee. We do not pay fees for attendance at board or committee meetings. We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.
We make annual equity awards in the form of restricted stock units to our non-employee directors who are not affiliated with Vestar on the date of our annual meeting of stockholders. In fiscal 2017, the non-employee directors who are not affiliated with Vestar were granted on March 3, 2017. These awards have vesting periods of one year. We do not impose any holding requirements but have adopted a stock ownership guideline for these directors which requires them to hold shares of our common stock with a value equal to three times their annual cash retainer, or $225,000, by September 16, 2019, or in the case of directors who joined after September 16, 2014, within five years of their election to the Board. As of January 10, 2018, all non-employee directors not affiliated with Vestar had satisfied the stock ownership guideline, with the exception of Ms. Tocio who is expected to satisfy such guideline by the Annual Meeting in 2019. Ms. Tocio will be required to hold 100% of her equity awards until this guideline is met.

Executive Officers
The following table sets forth the names, ages, and titles of our executive officers as of January 10, 2018:

Name	Age	Position
Bruce F. Nardella	60	President, Chief Executive Officer and Director
Denis M. Holler	63	Chief Financial Officer
Brett I. Cohen	45	Chief Operating Officer
Jeffrey M. Cohen	49	Chief Information Officer
Gina Lynn Martin	47	Chief Legal Officer, General Counsel and Secretary
Gerald J. Morrissey, Jr.	64	Chief Quality Officer
David M. Petersen	69	Redwood Operating Group President
Dwight D. Robson	46	Chief Public Strategy and Marketing Officer
There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an officer.
Bruce F. Nardella has served as Chief Executive Officer and Director since January 2014 and has served as President since December 2009. Mr. Nardella was our President and Chief Operating Officer from December 2009 to December 2013, as well as our Executive Vice President and Chief Operating Officer from May 2007 to December 2009. Mr. Nardella joined the Company in 1996 as a state director and in May 2003, he was named President of our Eastern Division. Prior to that, he was a deputy commissioner for the Massachusetts Department of Youth Services. Mr. Nardella was selected as a director for his knowledge and experience in the human services industry and the public, private and nonprofit sectors. Mr. Nardella earned an A.B. from Colgate University, a M.A. in Education from Boston University and an M.P.A. from the Kennedy School of Government at Harvard University.
Denis M. Holler has served as our Chief Financial Officer since May 2007. Mr. Holler was named Senior Vice President of Finance in January 2002 and led the Company’s corporate finance functions through the acquisition of the Company by Vestar in 2006. Prior to joining the Company in October 2000 as Vice President of Financial Operations, Mr. Holler was Chief Financial Officer of the Fortress Corporation. Mr. Holler earned a B.A. from Fordham University, an M.S. in Accounting and an M.B.A. from Northeastern University.
Brett I. Cohen joined the Company as Chief Operating Officer in November 2015. From 2012 until joining the Company, Mr. Cohen served as Corporate Vice President, Inpatient Services at Fresenius Medical Care AG & Co. KGaA (“Fresenius”), a company that provides dialysis and other services to patients with renal disease. Prior to his tenure at Fresenius, Mr. Cohen was Vice President, Operations at Kindred Healthcare, Inc., a company that operates long term acute care hospitals, nursing centers, rehabilitation centers and provides care management services. Mr. Cohen earned a B.A. from Yale University and an M.B.A. in Finance and Healthcare Management from The Wharton School at the University of Pennsylvania.
Jeffrey M. Cohen joined the Company as its Chief Information Officer in November 2011. From 2008 until joining the Company, Mr. Cohen served as Vice President of Information Technology for Magellan Biosciences, a private equity backed medical device company, where he oversaw the strategic transformation of its worldwide IT and communications systems. Prior to that, Mr. Cohen was Director of Information Technology at Biogen Idec, where he was responsible for its ERP, SOX program and ancillary systems for finance, human resources, legal and business development. He started his career at Cambridge Technology Partners, in various consulting roles culminating as a Vice President for its eBusiness practice. Mr. Cohen earned a B.S. from Cornell University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Gina Lynn Martin became our Chief Legal Officer, General Counsel and Secretary on January 1, 2018. Ms. Martin oversees the corporate, litigation and risk management, regulatory, compliance and labor and employment legal functions. Ms. Martin joined the Company in 2013 as Associate General Counsel, Corporate and was promoted to Assistant General Counsel, Corporate in 2014. Prior to joining the Company, Ms. Martin was a partner at Goodwin Procter LLP from 2003 to 2013 and was an associate with the firm from 1999 to 2003. Ms. Martin began her career at Fried Frank Harris Shriver & Jacobson in 1995. Ms. Martin has broad based corporate experience in a variety of transactions, including securities offerings, mergers and acquisitions, restructurings and financings. Ms. Martin earned her B.S. from St. Michael’s College and a J.D. from Fordham University.
Gerald J. Morrissey, Jr. was named Chief Quality Officer in July 2014. Mr. Morrissey joined the Company in 2007 as Senior Director, Program Services and later that year was named Vice President of Quality Assurance and Service Development. Prior to joining the Company, Mr. Morrissey devoted more than thirty years of his career to the Commonwealth of Massachusetts, having served for four years as Assistant Secretary for Disabilities and Community Services and more than a decade as the Commissioner of the Department of Developmental Services. Mr. Morrissey formerly served as President and Board Member of the National Association of State Directors of Developmental Disabilities Services. Mr. Morrissey holds a B.A. from the University of Massachusetts at Amherst, an M.Ed. from Antioch University, and an M.P.A. from the Kennedy School of Government at Harvard University.
David M. Petersen has served as our Redwood Operating Group President since June 2007. He had been serving as Senior Vice President and President of our Central Division since May 2003. Prior to joining the Company, Mr. Petersen worked for REM beginning in 1972, managing various operations in Minnesota, Montana, North Dakota and Wisconsin. Mr. Petersen earned a B.S. and M.A. in Fine Arts from St. Cloud State University.
Dwight D. Robson was named Chief Public Strategy and Marketing Officer in March 2011 after serving as Vice President of Public Strategy since joining the Company in 2003. He leads the work of the Public Strategy Group, which is responsible for developing and implementing the Company’s agenda with respect to communications, investor relations, marketing and proposal development, and government and community affairs. Mr. Robson’s experience prior to joining the Company includes senior policy and management positions in Massachusetts state government, including as Assistant State Treasurer. Mr. Robson earned a B.A. from the University of Massachusetts.

Executive Compensation

Compensation Discussion and Analysis
Introduction. This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for our principal executive officer and principal financial officer, regardless of their compensation levels, and our three most highly compensated executive officers in our last completed fiscal year, other than our principal executive officer and principal financial officer.

For the fiscal year ended September 30, 2017, our NEOs were:

Name	Position
Bruce F. Nardella	President and Chief Executive Officer
Denis M. Holler	Chief Financial Officer
Brett I. Cohen	Chief Operating Officer
David M. Petersen	Redwood Operating Group President
Linda De Renzo	Chief Legal Officer, General Counsel and Secretary (Retired)
Compensation Policies and Practices. The objectives of our executive compensation program are to:

•	attract and retain top executive talent;

•	drive accountability for performance, including the quality of our services, by linking annual cash incentive awards to achievement of measurable performance objectives; and

•	align executive officers with our stockholders, create an ownership culture, and drive long-term business success by providing opportunity for significant equity-based rewards.
Our executive compensation program is designed to reward our executive officers to operate the business in a manner that best serves our clients, payors and other public partners, as well as our stockholders and employees, thereby enhancing equity value. We do this by:

•
awarding a significant portion of our executives’ overall compensation based on our financial performance, specifically, revenue and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, and including a modifier based on the quality scorecard and, for certain NEOs, number of days sales outstanding and incremental return on invested capital;

•	mitigating undue risk in compensation programs; and

•	including double-trigger change of control acceleration provisions for stock options and time-based restricted stock units.
Our executive compensation program provides foundational elements such as base salary and benefits, and the opportunity for significant performance-based annual cash incentives and longer-term equity-based incentives.
The Compensation Committee considered the results of the 2017 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Because approximately 99% of the shares of stock present and entitled to vote on the “say on pay” proposal approved the compensation of our named executive officers described in our proxy statement at our 2017 annual meeting, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the stockholder advisory vote.

Elements of Compensation. Each element of our executive compensation program is designed to meet the objectives of our executive compensation program. The elements of the program are:

•	base salary;

•	annual cash incentives;

•	long-term incentive compensation in the form of equity;

•	deferred compensation;

•	severance benefits and equity vesting upon a change in control; and

•	other benefits

	Base Salary	Annual Incentive	Long Term Incentive
			Non-qualified Stock Options	Time Based Restricted Stock Units	Performance Based Restricted Stock Units
Primary Purpose	Attraction and Retention	Attraction and Retention	Attraction and Retention
		Reward Short-Term Performance	Reward Long-Term Performance
Align Interests with Stockholders
Recipients	All Named Executive Officers
Payment/Grant Date	Ongoing	In December for Prior Fiscal Year	Typically Awarded in Q1
Cash/Equity	Cash		Equity
Performance Period	Ongoing	1 Year	Until Exercised	3 Years	3 Years
Competitive Level	Target a competitive range with the overall goal to achieve market competitive levels for similar positions
Other Considerations	Peer group analysis, individual performance, job responsibilities, experience, program characteristics and succession
Base salaries for our executive officers provide a base source of cash income within market for comparable positions. Our annual incentive compensation payouts reward executive officers for achievement of business performance, primarily adjusted EBITDA and revenue. In addition, we consider quality of services managed and work performed by the executive officers because we believe that service, quality and growth are inextricably linked with service outcomes and consumer and payor satisfaction. Our equity component of compensation is designed to reward equity value creation over a longer period of time.
Executive Compensation Decisions. For executive officers, other than the Chief Executive Officer, the Chief Executive Officer considers performance and makes recommendations to the Compensation Committee on base salary, annual incentive and long-term equity compensation. On at least an annual basis, the Compensation Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. For the Chief Executive Officer, the Compensation Committee reviews and considers the performance of the Chief Executive Officer and approves his base salary, annual incentive and equity grants. The Compensation Committee has engaged Frederick W. Cook & Co. (“FWC”), a compensation consulting firm, to review compensation paid to our executive officers with the goal of comparing total compensation paid to our executive officers to the total compensation paid to our peer group’s executive officers.

Compensation Consultant. The Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee. Since 2014, the Compensation Committee has used FWC to assist the Compensation Committee in a comprehensive evaluation of the Company’s executive compensation program. In fiscal 2017, the Compensation Committee engaged FWC to conduct an analysis of the competitiveness and appropriateness of our cash and equity compensation programs for our executive officers and non-employee directors.
In connection with its engagement of FWC in fiscal 2017, the Compensation Committee reviewed its relationship with FWC and considered various factors bearing upon FWC’s independence including, but not limited to, the six factors set forth in the SEC and New York Stock Exchange rules regarding compensation advisor conflicts of interest and independence. After reviewing these and other factors, the Compensation Committee determined that engagement of FWC did not raise any conflict of interest or other issues that would adversely impact FWC’s independence. FWC and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive compensation.
Peer Group. In conjunction with its review of the management compensation program, and in consultation with FWC, the Compensation Committee reviewed the peer group used to benchmark executive compensation. The companies in the peer group were chosen based on industry (health and human services), and size (revenue and number of employees) as of their then-most recent proxy filings. There were 14 U.S. based companies with median revenue of $1.578 billion and a median employee population of 14,614 selected as the peer group. The Peer Group is as follows:

Name of Company	Revenue (In millions)	Employees
Almost Family, Inc.	$624	15,500
Amedisys Inc.	$1,418	16,000
AMN Healthcare Services, Inc.	$1,902	2,990
Bioscrip, Inc.	$936	2,104
Chemed Corp.	$1,577	14,613
Cross Country Healthcare, Inc.	$834	8,690
The Ensign Group Inc.	$1,655	19,482
Envision Healthcare Corporation	$3,696	65,200
HealthSouth Corp.	$3,646	35,710
Kindred Healthcare, Inc.	$7,220	100,100
LHC Group Inc.	$900	11,598
MEDNAX, Inc.	$3,183	14,615
National Healthcare Corporation	$927	14,450
Providence Service Corp.	$1,579	7,620
Executive Compensation Study. In fiscal 2017, FWC reviewed base salary, annual cash bonus incentives and long-term incentive compensation in the form of equity and compared our NEOs’ compensation levels to that of the peer group and to survey sources. Based on its review, FWC found target total direct compensation, and base salary positioning for the NEO’s to be below a competitive range of the market median when comparing to both peer group proxy data, and to survey data. Target bonus as a % of base salary was within a competitive range for most NEOs. Higher bonus opportunities, when combined with relatively conservative base salaries, have the effect of mitigating fixed expenses and ensuring that annual compensation is highly variable based on performance versus goals. FWC recommended that the Company examine each executive individually and determine whether changes should be made after considering a variety of factors, including, among other things, the current economic environment, the executive’s importance to the organization, expected future contribution to the organization, tenure, and performance. After discussion, management recommended and the Compensation Committee has agreed to not raise executive officers’ compensation, believing that the Company’s resources are better deployed in their efforts to remain competitive at lower levels in the organization. Accordingly, as of the date of this Proxy Statement, no changes to base salary have been made to the executive officers’ compensation based on the most recent FWC analysis.

Base Salary. Base salary provides executives with a fixed amount of compensation paid on a regular basis throughout the year. The last salary increases made to any of the NEO’s compensation occurred in September 2014. Mr. Brett Cohen joined the Company in November 2015 and his base salary was set at $365,000 per annum, and has not changed since.
Annual Incentive Compensation. In addition to base salary, each NEO participates in an annual cash incentive plan, which constitutes the variable, performance-based component of an executive’s annual cash compensation. In fiscal 2017, the annual incentive compensation of the NEOs was a three-step process.  First, the Compensation Committee reviewed the goals and objectives of the Chief Executive Officer set at the beginning of fiscal year 2017 against the results achieved by the Chief Executive Officer at the conclusion of the fiscal year.  The Chief Executive Officer also reported to the Compensation Committee regarding the fiscal 2017 goals and objectives of the NEOs against the results achieved by each of the NEOs at the conclusion of the fiscal year.  The achievement of personal goals and objectives may then be considered as discretionary after the annual incentive compensation is calculated pursuant to the Cash Incentive Plan (defined below).

POTENTIAL PAYOUT

- Based on financial performance targets (Actual Revenue/Plan x 50%) + (Actual EBITDA/Plan x 50%)
- Payout based on standard Performance/Payout Scale:
  - Threshold: 92.5% of plan = 50% payout; Target: 100% of plan = 100% payout; Maximum: 104% of plan = 150% payout

Days Sales Outstanding ("DSO") Modifier

Up to 10% decrease based on actual DSO compared to target

Quality Modifier

Up to 100% decrease based on quality of services scorecard

Quality score is based on Customer Satisfaction, Licensing, Well-being, and Service Line Outcomes

Discretionary Increase/Decrease

Discretionary amount recommended by the CEO and approved by Compensation Committee

=

TOTAL INCENTIVE COMPENSATION PAYOUT

On October 16, 2015, the Compensation Committee approved the Civitas Solutions, Inc. Management Annual Cash Incentive Compensation Plan (the “Cash Incentive Plan”), effective October 1, 2015. The Cash Incentive Plan amended and replaced the 5th Amended and Restated IC Plan. Under the Cash Incentive Plan, a NEO’s incentive compensation payout is determined by first calculating the NEO’s “potential payout” based on financial performance and then by applying a “Days Sales Outstanding” or “DSO” modifier (if applicable) followed by a quality of services modifier. Based on the applicable DSO performance, a NEO’s potential payout can be decreased by up to 10% but cannot be increased. Based on the applicable quality of services performance, a NEO’s potential payout can be decreased by up to 100% but cannot be increased. The Cash Incentive Plan emphasizes our commitment to the quality of services we deliver by including a quality of services scorecard to measure quality of services based on objective data. To align the Cash Incentive Plan with our commitment to deliver high quality services, the quality score is used to calculate the amount by which a NEO’s potential payout may be decreased if the quality of services score does not meet our standards.
For purposes of determining a NEO’s potential payout, we used a payout scale with payout levels as a percentage of target incentive compensation (expressed as a percentage of base salary) that correspond to financial performance levels. In the case of the NEOs (other than Mr. Petersen), the potential payout ranged from 50% of target for achievement of 92.5% of the IC Plan Adjusted EBITDA and IC Plan revenue goals, to 150% of target for achievement of 104% of the IC Plan Adjusted EBITDA and IC Plan Revenue goals. For Mr. Petersen, (i) 75% of his potential payout was based on achieving 50% of target for achievement of 92.5% of the Redwood Operating Group’s contribution to overhead (“CTO”) and revenue goals, to 150% of target for achievement of 104% of the Redwood Operating Group’s CTO and revenue goals and (ii) 25% of his potential payout was based on achieving 50% of target for achievement of 92% of the IC Plan Adjusted EBITDA and IC Plan Revenue goals to 150% of target for achievement of 104% of the IC Plan Adjusted EBITDA and IC Plan Revenue goals. Payouts for performance levels between threshold and target, and between target and maximum, are calculated proportionately. The Company or the relevant operating group must meet a minimum threshold of 92.5% of financial performance goals for a NEO to receive any payout under the Cash Incentive Plan. The target potential payout for NEOs of 100% would have been payable if the Company had achieved 100% of the Company adjusted EBITDA (calculated in accordance with the Cash Incentive Plan) (the “IC Plan Adjusted EBITDA”) and revenue (calculated in accordance with the Cash Incentive Plan) (the “IC Plan Revenue”). The maximum potential payout for NEOs (other than Mr. Petersen) would have been payable if the Company had achieved 104.0% of the Company’s IC Plan Adjusted EBITDA and IC Plan Revenue targets. For Mr. Petersen, 75% of his maximum potential payout would have been payable if the Redwood Operating Group had achieved 104.0% of its CTO and IC Plan Revenue targets and 25% of his potential maximum payout would have been payable if the Company had achieved 104.0% of its IC Plan Adjusted EBITDA and IC Plan Revenue targets.
For fiscal 2017, the incentive compensation payout opportunity at threshold, target and maximum performance levels was set as a percentage of base salary as follows:

Officers	Threshold Payout (% of base salary)	Target Payout (% of base salary)	Maximum Payout (% of base salary)
Bruce F. Nardella	50	100	150
Brett I. Cohen	37.5	75	112.5
Denis M. Holler, Linda De Renzo and David M. Peterson	25	50	75
The calculation of awards under the plan followed a three-step process in fiscal 2017.
First, a “potential payout” was calculated. As in prior years, the potential payout was based on achievement of revenue, calculated in accordance with the IC Plan Revenue, and IC Plan Adjusted EBITDA goals. In fiscal 2017, IC Plan Adjusted EBITDA was weighted 50 percent and IC Plan Revenue was weighted 50 percent for all participants in the plan. The Compensation Committee chose these targets as profitability continues to be a major objective of the Company, while the continuing focus on revenue is meant to incentivize management to expand the Company’s overall business in order to grow its adjusted EBITDA. The weighting reflects an equal emphasis on promoting organic growth in addition to profitability. Potential payouts for the NEOs (other than Mr. Petersen) were calculated based on the consolidated IC Plan Adjusted EBITDA and IC Plan Revenue results of the Company. Mr. Petersen’s potential payout was calculated based on 75% on the CTO and IC Plan revenue results of the Redwood Operating Group and 25% on the consolidated IC Plan Adjusted EBITDA and IC Plan Revenue results of the Company.
To incentivize the NEOs and other executives to successfully execute the Company’s acquisition strategy, the revenue and EBITDA of potential acquisitions are included in the IC Plan Revenue and IC Plan Adjusted EBITDA targets. When calculating the IC Plan Revenue and IC Plan Adjusted EBITDA results, the revenue of acquisitions completed and the resulting Adjusted EBITDA achieved as a result of the acquisitions actually completed during the fiscal year are included in the calculation of IC Plan Revenue and IC Plan Adjusted EBITDA. To incentivize the NEOs to invest in new programs, the NEOs and other executives are held harmless from the difference in revenue and EBITDA included in the IC Plan Revenue and IC Plan Adjusted EBITDA targets for new programs that meet certain criteria (generally, the first 18 months of the program) versus the revenue and EBITDA actually achieved by the new programs in the fiscal year.

On November 1, 2016, the Compensation Committee approved the financial targets for the Company’s executive officers for fiscal 2017. The financial targets set for the Company were as follows: Target IC Plan Revenue of $1,526.8 million and Target IC Plan Adjusted EBITDA of $172.0 million.
For fiscal 2017, the Company achieved the following results for incentive compensation purposes: Actual IC Plan Revenue of $1,468.6 million and Actual IC Plan Adjusted EBITDA of $164.3 million, which resulted in a “potential payout” of 66.2% of the participant’s target payout at the Company level and 93.3% for Mr. Petersen.
Second, for Messrs. Nardella, Holler, Cohen and Petersen, the potential payout may be further modified based on the DSO performance achieved by the Company (in the case of NEOs other than Mr. Petersen) and by the Redwood Operating Group (in the case of Mr. Petersen). Ms. De Renzo was not subject to the DSO modifier. If the achievement of DSO performance is 107.5% or greater than the target, the DSO modifier will be decreased by 10.0%. The DSO modifier ratably decreases from -10% to 0% as the DSO gets closer to the target DSO. In no event will a potential payout be decreased by more than 10% as a result of the application of the DSO modifier. Corporate performance with respect to DSO for FY 2017 was 103.7% of goal, and as a result, a modifier of -2.5% was applied to Messrs. Holler, Nardella and B. Cohen. The Redwood Operating Group met its goal and therefore, Mr. Petersen’s payout was not modified.
Third, after calculating the “potential payout” based on the financial targets, the potential payout was subject to reduction of up to 100% based on the quality of services scorecard. A participant could also receive no incentive payout, notwithstanding the potential payout calculation, if he or she engaged in exceptionally poor conduct or poor performance during the fiscal year. No reductions were made for fiscal 2017 based on the quality of services scorecard or for poor performance.
For the NEOs, the Compensation Committee reviewed the NEO’s potential payout based on the calculations set forth in the Cash Incentive Plan as compared to their achievement of certain goals and objectives set for each of them earlier in the year. Following this review, the NEOs were awarded amounts calculated under the IC Plan and no adjustments were made to such calculations.
Based on the IC Plan Revenue, IC Plan Adjusted EBITDA, DSO performance and quality of services scorecard, Messrs. Nardella, Holler and B. Cohen each received 64.5% of his target payout, and Mr. Petersen received 93.3% of his target payout and Ms. De Renzo received 66.2% of her target payout.
Discretionary Bonuses
Our NEOs may receive additional discretionary incentive compensation. In the case of the executive officers, discretionary incentive compensation is determined by the Chief Executive Officer and approved by the Compensation Committee. Based on the review of the goals and objectives of each NEO and the financial performance of the Company, no discretionary awards were made to the NEOs in fiscal year 2017.
2014 Omnibus Incentive Plan.
In connection with the IPO, we adopted the 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through an ownership interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.

As of September 30, 2017, we have awarded: non-qualified options (“NQSOs”) to purchase an aggregate of 965,687 shares of common stock, an aggregate of 1,296,579  restricted stock units (“RSUs”) and an aggregate of 190,193 PRSUs performance-based restricted stock units (“PRSUs”) (assuming the PRSUs granted in January 2016 vest at the maximum amount of 250% and the PRSUs granted in March 2017 vest at the maximum amount of 200%) to our employees under the 2014 Incentive Plan.
Fiscal 2017 Equity Awards.
In fiscal 2017, equity awards consisted of NQSOs, RSUs and PRSUs. Total equity awards were distributed as follows: 50% in RSUs, 25% in NQSOs and 25% in PRSUs. On December 9, 2016, the Board of Directors, based on the recommendations of the Compensation Committee, made the annual equity compensation awards to certain employees of the Company, including the NEOs. The December 2016 awards consisted of NQSOs and RSUs. The NQSOs and RSUs vest in three equal annual increments over a three-year period.
On March 3, 2017, the Board of Directors, based on the recommendations of the Compensation Committee, made the annual PRSU award to all of the NEOs, and also made a special one-time RSU award to all NEOs other than Mr. Nardella. The PRSUs vest over a three-year performance period as described under “-Performance-Based Restricted Stock Units-2017 PRSUs” below. The RSUs are time-based and will vest 50% on the second anniversary of the grant date, and 50% on the third year anniversary of the grant date.
Total equity granted to the NEOs in fiscal 2017 was as follows:

Name	Non-Qualified Stock Options Awarded on December 9, 2016	Time-Based Restricted Stock Units Awarded on December 9, 2016	Performance-Based Restricted Stock Units (Target Number of Shares) Awarded on March 3, 2017	Time-Based Restricted Stock Units Awarded on March 3, 2017
Bruce F. Nardella	54,866	42,155	18,105	0
Denis M. Holler	10,735	8,248	3,542	7,084
Brett I. Cohen	17,414	13,380	5,746	11,492
David M. Petersen	9,160	7,038	3,023	6,045
Linda De Renzo	8,158	6,268	2,692	5,384
Non-Qualified Stock Options
The NQSOs awarded as part of the NEOs’ annual equity compensation generally vest in three equal annual increments over a three-year period. The recipients must generally remain employed until the time of vesting. We may also make special one-time NQSO awards from time to time. We made a special NQSO award in connection with our IPO in fiscal 2014.
Time-Based Restricted Stock Units
The time-based RSUs awarded as part of the NEOs’ annual equity compensation generally vest in three equal annual increments over a three-year period. The recipients must generally remain employed until the time of vesting, but the RSU awards will vest in full if the participant’s employment terminates as a result of death or disability. The Company may also make special one-time RSU awards from time to time. We made a special one-time RSU award in March 2017.
Performance-Based Restricted Stock Units
We award PRSUs under the 2014 Incentive Plan as a component of its long-term incentive compensation program. The PRSUs are earned and vest over a three-year period and are settled in shares of our common stock. The number of shares earned is based on the achievement of specified threshold, target and maximum financial goals for the Company. These goals are designed to reward the NEOs for our long term performance and align their interests with the our stockholders.
There were no PRSUs with a performance period that was completed in fiscal 2017. The payout of the 2016 PRSUs (as defined below) will not be determinable until after the three-year performance period is completed on September 30, 2018. The payout of the 2017 PRSUs (as defined below) will not be determinable until after the three-year performance period is completed on September 30, 2019.
If a participant’s employment is terminated voluntarily (other than for “good reason” or due to retirement) or for cause before the end of the three-year performance period, all of the PRSUs will be forfeited. If a participant’s employment is terminated without cause or for “good reason” or due to the participant’s retirement, the time-based vesting component of the PRSUs will vest based on the number of full years of the performance period that have been completed at such time (i.e., 1/3 for one year, 2/3 for two years), but the total number of PRSUs that will be earned is subject to the achievement of the performance goal as described above. If a participant’s employment is terminated due to death or disability, the entire PRSU award will vest and the participant will receive the target number of shares subject to the award. Retirement means termination following the date the participant reaches 60 years of age (or such younger age with the consent of the Compensation Committee) and has completed 10 years of service with the Company, or 65 years of age (or such younger age with the consent of the Compensation Committee) and has completed five (5) years of service with the Company. In connection with a Change of Control, as defined in the PRSU Agreement, the PRSUs do not automatically vest and the Compensation Committee will have the discretion to adjust PRSUs and certain performance conditions as provided in the 2014 Incentive Plan.
2016 PRSUs
On January 13, 2016, we first awarded PRSUs (the “2016 PRSUs”). The 2016 PRSUs were the first awards granted under the 2014 Incentive Plan that vest based on performance conditions. The 2016 PRSUs will be earned over a three-year performance period ending September 30, 2018 based upon (a) our Adjusted EBITDA performance for the third year of the performance period (i.e., the fiscal year ending September 30, 2018 (“fiscal 2018”)), where Adjusted EBITDA means the “Adjusted EBITDA” as defined for purposes of our earnings release disseminated to its stockholders and furnished on a Form 8-K, or similar public disclosure document, as determined by the Compensation Committee in its reasonable discretion, and (b) the percentage ratio determined where the numerator is the total shareholder return of our common stock (expressed as a percentage) and the denominator is the total shareholder return of the Russell 2000/Health Care Index (expressed as a percentage) (“Relative TSR”) as determined for the period beginning October 1, 2015 and ending September 30, 2018 on the assumption that an investor invested $100 in each of our common stock and the Russell 2000 Healthcare Index on October 1, 2015.
The number of shares earned under the 2016 PRSUs will range from 0% to 250% of the target award. The percentage level at which the performance conditions are satisfied will be determined by the Compensation Committee following the end of fiscal 2018. First, a preliminary payout will be determined based on the achievement of Adjusted EBITDA for fiscal 2018 as follows:

Level of Adjusted EBITDA Performance for Fiscal 2018	Preliminary Payout based on Adjusted EBITDA Performance
Threshold (92.7% of Target)	50%
Target (100% of Target)	100%
Maximum (107.3% of Target)	200%
To the extent that Adjusted EBITDA is between the threshold and target levels or between the target and maximum levels, the percentage at which the Adjusted EBITDA performance condition is satisfied will be determined on a pro rata basis using straight line interpolation.

Second, the share payout under the 2016 PRSUs will be modified based upon our relative TSR performance for the period beginning on October 1, 2015 and ending September 30, 2018. If our Relative TSR is less than 25%, the final payout will be decreased by 25%. If our Relative TSR is 75% or greater, the final payout will be increased by 25%, resulting in a maximum total potential payout of 250%. No adjustment will be made if our Relative TSR is 25% or greater but less than 75%.
2017 PRSUs
On March 3, 2017, we awarded PRSUs (the “2017 PRSUs”). The 2017 PRSUs will be earned based upon the Company’s Incremental Return on Investment Capital (“Incremental ROIC”) performance for the three-year performance period (i.e., the three fiscal years ending September 30, 2019 (“fiscal 2019”)). Incremental ROIC will be calculated as set forth in the applicable award agreement. The Board determined that Incremental ROIC was an important measure to incent the NEOs to invest in programs, acquisitions and other assets that will drive the Company’s growth.
The number of shares earned under the 2017 PRSUs will range from 0% to 200% of the target award. The percentage level at which the performance conditions are satisfied will be determined by the Compensation Committee following the end of fiscal 2019. The number of shares earned will be determined based on the achievement of Incremental ROIC for the performance period as follows:

Level of Incremental ROIC Performance for the Performance Period	Payout Based on Incremental ROIC Performance
Threshold (87% of Target)	50%
Target (100% of Target)	100%
Maximum (113% of Target)	200%
To the extent that Incremental ROIC is between the threshold and target levels or between the target and maximum levels, the percentage at which the Incremental ROIC performance condition is satisfied will be determined on a pro rata basis using straight line interpolation.
Fiscal 2018 Equity Awards
On December 8, 2017, the Board of Directors, based on the recommendation of the Compensation Committee, made the annual equity compensation awards to certain employees of the Company, including the NEOs. The December 2017 awards included NQSOs, RSUs and PRSUs as set forth below. The NQSOs and RSUs vest in three equal annual increments over a three-year period. The PRSUs will be earned based upon our Incremental ROIC performance for the three-year performance period ending September 30, 2020.

Name	Non-Qualified Stock Options	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units (Target Number of Shares)
Bruce F. Nardella	51,858	37,829	18,914
Denis M. Holler	10,146	7,401	3,701
Brett I. Cohen	16,459	12,007	6,003
David M. Petersen	8,658	6,316	3,158
Linda De Renzo	7,711	5,625	2,813

Deferred Compensation. Under the National Mentor Holdings, LLC Executive Deferred Compensation Plan (the “Executive Deferral Plan”), the NEOs receive an allocation to their account based on a percentage of base salary. Mr. Nardella receives an allocation of 13%, Mr. Cohen receives an allocation of 12%, Mr. Holler receives an allocation of 11% and Mr. Petersen and Ms. De Renzo each received an allocation of 9%. These allocations are made as of the end of the plan year, December 31, for service rendered during the prior plan year. The balances earn a return, which for plan years 2017, 2016 and 2015 was a fixed rate of 6%. The plan is an unfunded, nonqualified deferred compensation arrangement, which provides deferred compensation to the executive officers. We may make additional discretionary allocations to the plan, although we did not do so in fiscal 2015, fiscal 2016 or fiscal 2017. A participant’s account balance is 100% vested and non-forfeitable and will be distributed to a participant following his or her retirement or termination from us, disability or death, or at our direction under certain circumstances. Because Ms. De Renzo was the Chief Legal Officer for all of fiscal 2017 and retired as of December 31, 2017, the Company elected to award her the full 9% of her base salary to her account.
A 401(k) plan is available to eligible employees, including the NEOs. Under the plan, we may make an annual discretionary matching contribution and/or profit-sharing contribution. To supplement the 401(k) plan, the National Mentor Holdings, LLC Executive Deferral Plan is available to highly compensated employees (as defined by Section 414(q) of the Internal Revenue Code), including the NEOs. Participants may contribute up to 100% of salary and/or incentive compensation bonus earned during the plan year. This plan is a nonqualified deferred compensation arrangement and is coordinated with our 401(k) plan so as to maximize a participant’s contributions and the Company’s matching contributions to the 401(k) plan, with the residual remaining in the Executive Deferral Plan. Amounts contributed to the 401(k) and/or Executive Deferral Plan are matched by us up to 1.5% of base salary (subject to Internal Revenue Service (“IRS”) compensation limits). Distributions are made upon a participant’s termination of employment, disability, death, retirement or at a time specified by the participant when he or she makes a deferral election. Participants can elect to have distributions made in a lump sum or in monthly installments over a five-year period. A specific-date election may be made only in a lump sum. We have established a grantor trust to accumulate assets to provide for the obligations under the plan. Any assets of the grantor trust are subject to the claims of our general creditors.
Severance and Change-in-Control Benefits. In connection with the IPO, we entered into an amended and restated employment agreement with Mr. Nardella and an employment agreement with each of Messrs. Holler, Petersen and Ms. De Renzo as of September 17, 2014. Mr. Cohen has an employment agreement effective as of November 30, 2015. Each of these agreements provides for severance benefits to be paid to the NEO if the Company terminates his or her employment without “cause” or he or she resigns for “good reason”, each as defined in the applicable agreement. Ms. De Renzo retired as the Chief Legal Officer, General Counsel and Secretary effective December 31, 2017. The Company has entered into a Retirement and Consulting Agreement with Ms. De Renzo effective as of December 31, 2017.
Other Benefits. The NEOs are entitled to participate in group health and welfare benefits on the same basis as all regular, full-time employees. These benefits include medical, dental, vision care, flexible spending accounts, term life insurance, short-term and long-term disability insurance and other benefits. In addition, all employees, including the executive officers, have the option of purchasing supplemental group term life insurance for themselves as well as coverage for their spouses and dependent children. Executive officers and certain other eligible employees may also elect to receive Company-paid parking (plus gross-up for tax liability) and supplemental disability insurance and long-term care insurance, with the premiums paid for by us.
Compensation Risk. The Compensation Committee has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, use of short-term and long-term performance-based awards, use of financial metrics that are easily capable of review and avoidance of uncapped rewards.
Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation

Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards may not be deductible by us for tax purposes. The 2017 annual cash incentive opportunities and PRSU awards granted to our executive officers were intended to be exempt from the deduction limitation of Section 162(m) as performance-based compensation because they are paid based on the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our shareholder-approved equity incentive plan. Base salary and RSU awards with only time-based vesting requirements, which represent a portion of the equity awards granted to our executive officers, are not exempt from Section 162(m), and therefore will not be deductible to the extent the $1 million limit of Section 162(m) is exceeded.
The exemption from Section 162(m)’s deduction limit for “performance-based compensation” has been repealed under the tax reform legislation passed in December 2017, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Accordingly, future compensation awarded to covered employees under the 2014 Incentive Plan will be subject to the limitations on deductibility under Section 162(m). In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.
Fiscal 2017 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (a)	Bonus ($)	Equity Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Bruce F. Nardella	2017	575,000	—	1,437,490	371,134	180,242	88,081	2,651,947
President and Chief Executive Officer	2016	579,423	—	1,362,182	454,250	97,210	87,133	2,580,198
	2015	577,211	—	—	483,913	—	87,174	1,148,298
Denis M. Holler	2017	375,000	—	421,873	121,022	107,455	54,726	1,080,076
Chief Financial Officer	2016	380,737		266,516	148,125	76,215	54,522	926,115
	2015	381,261	—	—	157,798	—	54,560	593,619
Brett I. Cohen	2017	365,000	—	684,369	176,692	2,948	51,727	1,280,736
Chief Operating Officer	2016	308,846	75,000(b)	432,353	216,262	74	49,924	1,082,459
David M. Petersen	2017	320,000	—	359,989	149,324	50,636	41,118	921,067
President, Redwood Operating Group	2016	320,000	20,400(g)	227,424	139,600	31,952	42,009	781,385
	2015	320,000	—	—	208,441	516	41,990	570,947
De Renzo, Linda	2017	285,000	—	320,614	94,335	15,536	37,311	752,796
Former Chief Legal Officer(h)	2016	287,192	—	202,552	112,575	11,224	37,113	650,656
	2015	286,096	20,000	—	130,001	5,265	37,156	478,518

(a)	Includes individual’s pre-tax contributions to health plans and contributions to retirement plans.

(b)	Mr. Cohen received a signing bonus of $75,000 when he joined the Company in November 2015.

(c)
The amounts represent the grant date fair value of the NQSOs, RSUs and PRSUs granted pursuant to the 2014 Incentive Plan. The assumptions used in determining the grant date fair value of these awards are set forth in Note 21 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 2017. The PRSUs were valued at the grant date based upon the probable outcome of the performance conditions. The grant date fair value of the PRSUs included assumes the target number of shares. Assuming the highest level of performance conditions (which would result in 200% of the target number of shares being issued), the grant date fair value of the PRSUs would be: Mr. Nardella $718,769; Mr. Holler $140,617; Mr. B. Cohen $228,116, Mr. Petersen $120,013, and Ms. De Renzo $106,872

(d)	Represents cash bonuses under the Cash Incentive Plan.

(e)
Represents earnings in excess of 120% of the applicable federal long-term rate under the Executive Deferred Compensation Plan and the Executive Deferral Plan. In fiscal 2015, Mr. Nardella had a loss of $27,298 and Mr. Holler had a loss of $21,102.

(f)
Includes Company contributions to the Executive Deferred Compensation Plan and the Company match on executive contributions to the 401(k) plan and Executive Deferral Plan. The amounts in this column were estimated at the time and have not been restated, as any differences were immaterial. Also included are Company paid parking, tax gross-ups for Company paid parking, imputed income on group term life insurance premiums and Company contributions for supplemental disability insurance and long-term care insurance premiums available to the executive officer. For fiscal 2017, the components of All Other Compensation were as follows:

Name	Company Contributions to Executive Deferred Compensation Plan ($)	Company Match on Contributions to 401(k) and Executive Deferral Plan ($)	Company Paid Parking ($)	Gross-ups ($)	Group Term Life Insurance ($)	Supplemental Disability Insurance ($)	Long-Term Care Insurance ($)
Bruce F. Nardella	74,750	4,031	1,133	533	2,549	2,402	2,683
Denis M. Holler	41,250	4,031	1,133	533	2,574	2,664	2,540
Brett I. Cohen	43,800	4,031	1,133	533	523	1,706	—
David Petersen	28,800	4,031	—	—	2,408	2,297	3,582
Linda De Renzo	25,650	4,031	1,133	533	1,213	2,245	2,505

(g)	Mr. Petersen received a discretionary bonus of $20,400 in recognition of his increased operational responsibilities and strong performance in fiscal 2016.

(h)	Ms. De Renzo retired on December 31, 2017.

Grants of Plan-Based Awards in Fiscal 2017
Estimated Possible Payouts Under Non-Equity Incentive Plan
The amounts below under “Estimated possible payouts under non-equity incentive plan awards” represent potential payouts relating to fiscal 2017 under The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan based on percentages of base salary as in effect at September 30, 2017. For a description of the plan, see “—Compensation Discussion and Analysis—Annual Incentive Compensation”. The tables below also include each grant of an equity award made to a NEO in fiscal 2017 under the 2014 Incentive Plan.

	Estimated possible payouts under non-equity incentive plan awards
Name	Threshold ($)	Target ($)	Maximum ($)
Bruce F. Nardella	287,500	575,000	862,500
Denis M. Holler	93,750	187,500	281,250
Brett I. Cohen	136,875	273,750	410,625
David Petersen	80,000	160,000	240,000
Linda De Renzo	71,250	142,500	213,750

			Estimated Future Payouts PRSUs
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or unit	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (a)
Bruce F. Nardella	12/9/2016	RSU	—	—	—	42,155	—	—	718,743
	12/9/2016	NQSO	—	—	—	—	54,866	17.05	359,372
	3/3/2017	PRSU	9,053	18,105	36,210	—	—	—	359,384

Denis M. Holler	12/9/2016	RSU	—	—	—	8,248	—	—	140,628
	12/9/2016	NQSO	—	—	—	—	10,735	17.05	70,314
	3/3/2017	RSU	—	—	—	7,084	—	—	140,617
	3/3/2017	PRSU	1,771	3,542	7,084	—	—	—	70,309

Brett I. Cohen	12/9/2016	RSU	—	—	—	13,380	—	—	228,129
	12/9/2016	NQSO	—	—	—	—	17,414	17.05	114,062
	3/3/2017	RSU	—	—	—	11,492	—	—	228,116
	3/3/2017	PRSU	2,873	5,746	11,492	—	—	—	114,058

David Petersen	12/9/2016	RSU	—	—	—	7,038	—	—	119,998
	12/9/2016	NQSO	—	—	—	—	9,160	17.05	59,998
	3/3/2017	RSU	—	—	—	6,045	—	—	119,993
	3/3/2017	PRSU	1,512	3,023	6,046	—	—	—	60,007

Linda De Renzo	12/9/2016	RSU	—	—	—	6,268	—	—	106,869
	12/9/2016	NQSO	—	—	—	—	8,158	17.05	53,435
	3/3/2017	RSU	—	—	—	5,384	—	—	106,872
	3/3/2017	PRSU(b)	1,346	2,692	5,384	—	—	—	53,436

(a)
The grant date fair value of the PRSUs assumes payout at the target level. Assuming the highest level of performance conditions (which would result in 200% of the target number of shares being issued), the grant date fair value of the PRSUs would be: Mr. Nardella $718,769; Mr. Holler $140,617; Mr. B. Cohen $228,116, Mr. Petersen $120,013, and Ms. De Renzo $106,872.

(b)
For Ms. De Renzo’s PRSUs, 2,129 of the 2016 PRSUs granted may vest in the event that the Company achieves the performance target at the end of fiscal year 2018, although achievement of the performance target is not expected to occur.  Additionally, 1,794 of the 2017 PRSUs granted may vest in the event that the Company achieves the performance target at the end of fiscal year 2019. The remaining 898 2017 PRSUs will be forfeited as a result of her retirement.

Outstanding Equity Awards at Fiscal 2017 Year-End
Below is a chart of the NQSOs, RSUs and PRSUs the Company issued to the NEOs and outstanding as of September 30, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Not Exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(a)
Bruce F. Nardella	140,619	—	$17.00	9/16/2024	61,245	1,129,970	32,423	598,204
	13,006	26,014	$25.10	12/3/2025
	—	54,866	$17.05	12/6/2026
Denis M. Holler	27,512	—	$17.00	9/16/2024	19,068	351,805	6,343	117,028
	2,544	5,090	$25.10	12/3/2025
	—	10,735	$17.05	12/6/2026
Brett I. Cohen	4,128	8,257	$25.10	12/3/2025	30,932	570,695	10,290	189,851
	—	17,414	$17.05	12/6/2026
David Petersen	23,477	—	$17.00	9/16/2024	16,271	300,200	5,413	99,870
	2,171	4,344	$25.10	12/3/2025
	—	9,160	$17.05	12/6/2026
Linda De Renzo (b)	20,909	—	$17.00	9/16/2024	14,491	267,359	4,821	88,947
	1,934	3,868	$25.10	12/3/2025
	—	8,158	$17.05	12/6/2026

(a)
Represents unearned 2016 PRSUs granted in fiscal 2016 for the three-year performance period ending September 30, 2018 and unearned 2017 PRSUs granted in fiscal 2017 for the three-year performance period ending September 30, 2019. The shares and market value of unearned shares reporting in this column represent payout at the target level of performance for each of the 2016 PRSUs and the 2017 PRSUs, because our financial performance through September 30, 2017 indicated performance between threshold and target levels for each of the PRSUs.

(b)
As a result of Ms. De Renzo’s retirement, 2,719 unvested options, 7,473 unvested restricted stock units, and 898 unearned PRSUs will not vest.  2,129 unearned 2016 PRSUs (assumed at the target level) are eligible to vest in the event that the Company satisfies the performance condition of the PRSUs at the end of fiscal year 2018, which is not expected to occur.  Additionally, 1,794 of Ms. De Renzo’s unearned 2017 PRSUs (assumed at the target level) are eligible to vest in the event that the Company satisfies the performance condition of the 2017 PRSUs at the end of fiscal year 2019.

Option Exercises and Stock Vested
No options were exercised during fiscal 2017.
Pension Benefits
We do not have any pension plans.
Fiscal 2017 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (a)(b)	Company Contributions in Last Fiscal Year ($) (b)(c)	Aggregate Earnings in Last Fiscal Year ($) (b)(d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Bruce F. Nardella	161,332	78,781	229,479	4,950	1,979,871
Denis M. Holler	4,904	45,281	146,530	6,950	1,470,619
Brett I. Cohen	46,160	47,831	4,679	—	98,635
David Petersen	40,000	32,831	74,187	10,700	907,217
Linda De Renzo	5,919	29,681	26,507	2,150	425,559

(a)
Represents amounts contributed to the Executive Deferral Plan during fiscal 2017. The Executive Deferral Plan is available to highly compensated employees to supplement the 401(k) plan. For details about the plan, see “—Compensation Discussion and Analysis—Deferred Compensation”, above.

(b)
All of the amounts reported under “Executive Contributions in Last Fiscal Year” and “Company Contributions in Last Fiscal Year” are reported as compensation for fiscal 2017 in the Summary Compensation Table. Under “Aggregate Earnings in Last Fiscal Year”, the following amounts are reported as compensation in the Summary Compensation Table that were in excess of 120% of the applicable federal long-term rate are as follows:

Bruce F. Nardella	$180,242
Denis M. Holler	$107,455
Brett I. Cohen	$2,948
David Petersen	$50,636
Linda De Renzo	$15,536

(c)
Represents Company match (up to 1.5% of base salary) on executive contributions to the Executive Deferral Plan, plus Company contributions to the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement to provide deferred compensation to executive officers. For details about both these plans, see “—Compensation Discussion and Analysis—Deferred Compensation” above.

(d)
Represents the 6% return credited to the participant’s account in the Executive Deferred Compensation Plan for balances in fiscal 2017, plus the executives’ respective returns for amounts invested in the Executive Deferral Plan.

(e)	Represents amounts withdrawn from the Executive Deferral Plan and deposited into the executives’ respective 401(k) account in accordance with IRS rules.

(f)
Represents aggregate balances in Executive Deferral Plan and Executive Deferred Compensation Plan for each executive as of fiscal year-end. Of the amounts in this column, the following amounts have been reported as Company contributions in the All Other Compensation column in the Summary Compensation Table for fiscal 2017, fiscal 2016 and fiscal 2015:

	Fiscal 2017	Fiscal 2016	Fiscal 2015
Bruce F. Nardella	$78,781	$78,725	$78,706
Denis M. Holler	45,281	45,225	45,206
Brett I. Cohen	47,831	46,781	—
David Petersen	32,831	32,775	32,756
Linda De Renzo	29,681	29,625	29,606

Stock Ownership Guidelines for Named Executive Officers

The Compensation Committee adopted stock ownership guidelines for its executive officers, operating group presidents and vice presidents. The stock ownership guidelines for the Company’s named executive officers are determined as a multiple of the officer’s base salary. The Company’s chief executive officer is required to hold shares of Civitas common stock with a value equal to at least six (6) times his annual base salary. The Company’s chief financial officer is required to hold shares of Civitas common stock with a value equal to at least four (4) times his annual base salary. All other named executive officers are required to hold shares of Civitas common stock with a value equal to three (3) times his or her annual base salary. This ownership guideline is calculated using the applicable base salary as of October 1st each year and measured against the average of the month-end closing prices of the Company’s stock for the prior 12 months. Named executive officers are not required to achieve the applicable level of ownership within any specified time period. The Chief Executive Officer and the Chief Financial Officer must retain 100% of their net profit shares until their applicable stock ownership guideline is met. All other executive officers are required to retain 50% of net profit shares until he or she complies with the guidelines. Net profit shares are defined as (i) shares received on vesting or earnout of restricted stock or restricted stock units or performance shares, net of shares withheld for taxes and (ii) shares received on exercise of stock options, net of shares tendered or withheld for payment of exercise price and shares withheld for taxes.

As of December 31, 2016, Messrs. Nardella, Holler and Petersen met their stock ownership guidelines. Ms. De Renzo retired as Chief Legal Officer as of December 31, 2017 and, accordingly, is no longer subject to such guidelines. Mr. Cohen, who joined the Company in November 2015, has not achieved his stock ownership guideline.

Employment Agreements

On December 16, 2013, we entered into an employment agreement with Bruce Nardella, effective as of January 1, 2014, in connection with his promotion to Chief Executive Officer, which was amended and restated on September 17, 2014 in connection with the IPO (the “Nardella Agreement”). The Nardella Agreement had an initial term of three years, after which the agreement renews automatically each year for a one-year term, unless terminated earlier by the parties. The Nardella Agreement provides for a base salary of $575,000 per year, subject to review and adjustment from time to time, with an annual bonus from the incentive compensation plan equal to no less than Mr. Nardella’s base salary if we reach certain yearly determined performance objectives. Under the terms of the Nardella Agreement, if Mr. Nardella is terminated by us without “cause” or Mr. Nardella resigns with “good reason”, we are obligated to continue to pay him his base salary and targeted incentive compensation for two years following the date of such termination, as well as a pro rata incentive compensation amount for the year in which such termination occurs if termination occurs within the second half of the year and a monthly payment of $2,000 for two years. The definition of “cause” includes the commission of fraud or embezzlement, an indictment or conviction for a felony or a crime involving moral turpitude, willful misconduct, violation of any material written policy of the Company, material neglect of duties, failure to comply with reasonable Board directives and material breach of any agreement with us or our securityholders or affiliates. The definition of “good reason” includes a material change in title, duties and responsibilities, a material reduction in Mr. Nardella’s annual base salary or annual bonus opportunity (subject to certain exclusions), a material breach by us of the Nardella Agreement, and relocation of Mr. Nardella’s principal place of work from its current location to a location that is beyond a 50-mile radius of such location. Under the terms of the Nardella Agreement, if Mr. Nardella is terminated due to death or disability, he will be entitled to accelerated vesting of a pro rata portion of his unvested time-based equity awards under the 2014 Incentive Plan and if Mr. Nardella is terminated (other than for “cause” and other than due to death or disability) within six months prior to or 24 months following a change in control, he will be entitled to (i) the same severance payments as provided for in the event of a termination without “cause” or for “good reason” and (ii) accelerated vesting of all of his unvested time-based equity awards under the 2014 Incentive Plan. The payment of severance benefits will be conditioned upon the execution and non-revocation of a release. The Nardella Agreement contains provisions pursuant to which Mr. Nardella has agreed not to disclose our confidential information. Mr. Nardella has also agreed not to solicit our employees or contractors, nor compete with us for a period of two years after his employment with us has been terminated.

In connection with the IPO, we entered into new employment agreements with each of our executive officers who previously had a severance agreement, including all of the other NEOs (Mr. Holler, Mr. Petersen and Ms. De Renzo). On November 6, 2015, we entered into an employment agreement with Brett Cohen, effective November 30, 2016. Other than Mr. Nardella, each NEO’s employment agreement (i) provides for an employment term of one year with automatic renewals unless terminated in accordance with the agreement, (ii) specifies the executive’s position, duties, annual base salary and target bonus and (iii) provides for customary business expense reimbursement. The employment agreements for these executive officers provides that if the executive officer is terminated without “cause” or resigns for “good reason,” he or she will be, subject to execution and non-revocation of a release, entitled to (i) continued payment of his base salary for one year, (ii) payment of an amount equal to his or her target bonus, (iii) payment of a pro rata bonus for the year in which such termination occurs if termination occurs within the second half of the year and (iv) a monthly payment of $2,000 for 24 months. If the executive officer is terminated due to death or disability, he or she is entitled to (i) payment of a pro rata bonus for the year in which such termination occurs and (ii) accelerated vesting of a pro rata portion of his or her unvested time-based equity awards under the 2014 Incentive Plan. If the executive officer is terminated (other than for “cause” and other than due to death or disability) within six months prior to or 24 months following a change in control, he or she is entitled to (i) the same severance payments as provided for in the event of a termination without “cause” or for “good reason,” except that the payment of his base salary will continue for 18 months instead of 12 months following such termination, and (ii) accelerated vesting of all of his or her unvested time-based equity awards under the 2014 Incentive Plan. The employment agreements contain provisions pursuant to which each executive officer has agreed not to disclose our confidential information. Each executive officer also agreed not to solicit our employees or contractors, nor compete with us for a period of one year after his or her employment with us has been terminated.
De Renzo Retirement Agreement.

The Company entered into a Retirement and Consulting Letter Agreement with Ms. De Renzo (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Ms. De Renzo resigned all positions as of December 31, 2017 and will serve as a consultant through January 1, 2019, subject to earlier termination for Cause (as defined in the Retirement Agreement). In consideration for the consulting services, Ms. De Renzo received a one-time retainer fee of $25,000 on January 1, 2018 and will receive a monthly fee of $11,875 payable in arrears for twelve months on the first day of each month beginning on February 1, 2018 with the last such monthly payment to be made on January 1, 2019, or such earlier time as the consulting period may terminate. During the term of Ms. De Renzo’s Retirement Agreement, she will have the opportunity to vest in all outstanding equity awards under the 2014 Omnibus Plan as if she continued to be employed by the Company.

Policy on Recoupment of Incentive Compensation in Event of Material Financial Restatement

In fiscal 2016, the Board adopted a recoupment policy that permits the Board to recover certain annual incentives from executive officers in the event of a material restatement of financial results. For restatements that occurred through no misconduct of an executive officer, the policy allows, at the discretion of the Board, the forfeiture or reimbursement of incentive compensation provided that the amount recovered is not greater than the amount of compensation that such officer would have received based on the restated financial results.  In the event of misconduct, at the discretion of the Board, the entire amount of incentive compensation received based on the financial reporting measure may be forfeited or reimbursed.  Additionally, our Cash Incentive Plan and 2014 Omnibus Incentive Plan allow for the recoupment of performance-based annual incentives and long-term incentives consistent with applicable law and the recoupment policy.

Estimated Severance and Change-in-Control Payments
The employment agreements of the executive officers provide for severance benefits in the event of termination under certain circumstances. The following table shows the amount of potential severance benefits for the NEOs pursuant to their employment agreements, assuming that termination occurred as of September 30, 2017, our fiscal year-end.

Name	Termination with “cause” or resignation without “good reason” ($)	Termination without “cause” or resignation for “good reason” ($)	Termination without “cause” or for “good reason” within 6 months prior to or 24 months following a change in control ($)	Death or Disability ($)
Bruce F. Nardella
Salary (a)	—	1,150,000	1,150,000	—
Bonus (b)	371,134	1,521,134	1,521,134	371,134
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	1,206,783	695,214
Total	371,134	2,719,134	3,925,917	1,066,348
Denis M. Holler
Salary (a)	—	375,000	562,500	—
Bonus (b)	121,022	308,522	308,522	121,022
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	366,834	185,772
Total	121,022	731,522	1,285,856	306,794
Brett I. Cohen
Salary (a)	—	365,000	547,500	—
Bonus (b)	176,692	450,442	450,442	176,692
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	595,075	295,774
Total	176,692	863,442	1,641,017	472,466
David Petersen
Salary (a)	—	320,000	480,000	—
Bonus (b)	149,324	309,324	309,324	149,324
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	313,024	158,545
Total	149,324	677,324	1,150,348	307,869
Linda De Renzo (e)
Salary (a)	—	285,000	427,500	—
Bonus (b)	94,335	236,835	236,835	94,335
Value of Continued Benefits (c)	—	48,000	48,000	—
Accelerated Vesting of Equity Awards (d)	—	—	278,780	141,183
Total	94,335	569,835	991,115	235,518

(a)
Under Mr. Nardella’s employment agreement, if Mr. Nardella is terminated without cause or resigns for good reason, Mr. Nardella’s salary would continue for two years following the date of termination. For each of the other NEOs, under their employment agreements, (1) if the NEO is terminated without cause or a resignation for good reason, then he or she would continue to receive his or her salary for 12 months, and (2) if the NEO is terminated without cause or resigns for good reason within six months prior to or 24 months following a change in control, the NEO would continue to receive his or her salary for 18 months. These amounts would be payable over time in accordance with the Company’s regular payroll practices.

(b)
Under Mr. Nardella’s employment agreement, (1) if Mr. Nardella is terminated without cause or resigns for good reason, then Mr. Nardella would receive an amount equal to his earned but unpaid bonus as of September 30, 2016 plus his target annual bonus of 100 percent of base salary under the cash incentive compensation plan for two years after termination, and (2) if Mr. Nardella is terminated for cause, resigns without good reason or is terminated due to death or disability, then Mr. Nardella would receive an amount equal to his earned but unpaid bonus as of September 30, 2016. For each of the other NEOs (other than B. Cohen), under their employment agreements, (1) if the NEO is terminated without cause or resigns for good reason, then he or she would receive an amount equal to his or her earned but unpaid bonus as of September 30, 2016 plus his or her target annual bonus of 50 percent of his or her salary for one year following the date of termination, or, in the case of Mr. Cohen 75 percent of his salary for one year following the date of termination, and (2) if the NEO is terminated for cause, resigns without good reason or is terminated due to death or disability, then he or she would receive an amount equal to his earned but unpaid bonus as of September 30, 2016. These amounts would be payable in a single lump sum no later than March 15th of the calendar year following the calendar year in which the applicable fiscal year ended.

(c)
Under each NEO’s employment agreement, each NEO is entitled to receive $2,000 per month for 24 months in lieu of continuing health and welfare benefits if the NEO is terminated without cause or resigns for good reason.

(d)
Under each NEO’s employment agreement, (1) if the NEO is terminated without cause or resigns for good reasons within six months prior to or 24 months following a change in control, all of his or her time-based equity awards under the 2014 Incentive Plan would vest in full, and (2) if the NEO is terminated due to death or disability, all of his or her time-based equity awards under the 2014 Incentive Plan would vest in proportion to the period of time that elapsed between the grant date of such awards and the date of such termination. The value of accelerated time-based RSUs is calculated using the closing price per share of our common stock on September 30, 2017, or $18.45. The value of accelerated stock options is calculated using the difference between $18.45 and the exercise price of the applicable option.

(e)
Pursuant to Ms. De Renzo's Retirement Agreement, she will have the opportunity to vest in all outstanding equity awards under the 2014 Omnibus Plan as if she continued to be employed by the Company through December 31, 2018, or such earlier time as the consulting period may terminate. For purposes of Ms. De Renzo’s equity awards, the end of the consulting period shall be deemed to be her “Termination of Employment” for purposes of her awards, and such termination will be treated as a retirement with the consent of the Compensation Committee. As a result, Ms. De Renzo’s PRSUs will continue to have the opportunity to time vest through the end of the consulting period in accordance with the schedule set forth in the agreements governing the PRSUs, and Ms. De Renzo will be entitled to any payout upon completion of the performance periods as set forth in the applicable award agreements. If during the consulting period the Company accelerates outstanding unvested awards under the 2014 Incentive Plan either for any executive officer or award recipients generally in connection with a change of control of the Company, Ms. De Renzo’s unvested awards will be treated the same and be subject to such acceleration.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Chris A. Durbin (Chair)
James L. Elrod, Jr.
Pamela F. Lenehan
Guy Sansone

Equity Compensation Plan Information
The following table provides information as of September 30, 2017 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(c)
Equity Compensation Plans Approved by Stockholders	1,639,692	$18.65	4,307,063
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A

(a)
Includes: (i) 877,781 shares of common stock issuable pursuant to outstanding stock option awards as of September 30, 2017 with a weighted-average exercise price of $18.65; (ii) 677,406 shares of common stock issuable pursuant to outstanding RSU awards as of September 30, 2017; and (iii) a maximum of 84,505 shares of common stock issuable pursuant to outstanding PRSU awards as of September 30, 2017. There is no exercise price associated with the vesting of RSU and PRSU awards.

(b)
The calculation of the weighted-average exercise price in this column excludes the shares issuable pursuant to outstanding RSU and PRSU awards as of September 30, 2017, because there is no exercise price associated with the vesting of RSU and PRSU awards.

(c)
Pursuant to the terms of the 2014 Incentive Plan, the aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to awards which may be granted was initially 3,325,500 shares. This number will automatically increase on the first day of each fiscal year the 2014 Incentive Plan is in effect by 3.0% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or a lesser amount determined by the Compensation Committee. Accordingly, on October 1, 2014, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,108,500. On October 1, 2015, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,112,797. On October 1, 2016, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,116,443. On October 1, 2017, the total number of shares of our common stock available for issuance under the 2014 Incentive Plan increased by 1,123,238. The number above includes the additional shares for the increases that occurred on October 1, 2014, October 1, 2015, and October 1, 2016 but does not include the increase that occurred as of October 1, 2017.

Certain Relationships and Related Party Transactions
Director Nominating Agreement
On September 16, 2014, we entered into a director nominating agreement with the LLC, which contains provisions relating to nominations for the election of directors. The director nominating agreement provides that the LLC or affiliates of Vestar will have the right to nominate: (i) eight of nine directors so long as the LLC and affiliates of Vestar collectively own at least 40% of the total voting power of Civitas; (ii) seven of nine directors so long as the LLC and affiliates of Vestar collectively own at least 35% of the total voting power of Civitas; (iii) six of nine directors so long as the LLC and affiliates of Vestar collectively own at least 30% of the total voting power of Civitas; (iv) five of nine directors so long as the LLC and affiliates of Vestar collectively own at least 25% of the total voting power of Civitas; (v) four of nine directors so long as the LLC and affiliates of Vestar collectively own at least 20% of the total voting power of Civitas; (vi) three of nine directors so long as the LLC and affiliates of Vestar collectively own at least 15% of the total voting power of Civitas; (vii) two of nine directors so long as the LLC and affiliates of Vestar collectively own at least 10% of the total voting power of Civitas; (viii) one of nine directors so long as the LLC and affiliates of Vestar collectively own at least 5% of the total voting power of Civitas. If the size of the Board is increased or reduced, then the number of directors the affiliates of Vestar have the right to nominate at each level of ownership increases or decreases ratably. In each case we will agree to take certain actions to support those nominees for election and include the nominees in the proxy statements for the stockholders meetings at which directors are to be elected. In connection with the Distribution, on October 1, 2015, the LLC assigned the director nominating agreement to an affiliate of Vestar that was a member of the LLC.
Registration Rights Agreement
On September 16, 2014, we entered into a registration rights agreement with the LLC. In connection with the Distribution on October 1, 2015, the LLC’s registration rights were assigned to all of the members of the LLC, upon each such member’s execution of a joinder to that agreement pursuant to which they agreed to become subject to all of the rights and obligations thereunder, and the members of the LLC became subsequent holders of the Registrable Securities. Pursuant to the registration rights agreement, the holders of a majority of the registrable securities are entitled to request that we register the shares of our common stock held by the LLC on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” The holders of registrable securities are also entitled to participate in certain registered offerings by us, subject to the terms and conditions in the registration rights agreement. We will pay the holders’ expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the LLC as of the closing of our IPO and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities. However, any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with our consent and the consent of the holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vestar Capital Partners V, L.P. and its affiliates, upon notice from us, will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification Agreements
We have indemnification agreements with each of our directors and executive officers. Under the indemnification agreements, directors and executive officers are indemnified against certain expenses, judgments and other losses resulting from involvement in legal proceedings arising from service as a director or executive officer. Civitas will advance expenses incurred by directors or executive officers in defending against such proceedings, and indemnification is generally not available for proceedings brought by an indemnified person (other than to enforce his or her rights under the indemnification agreement). If an indemnified person elects or is required to pay all or any portion of any judgment or settlement for which Civitas is jointly liable, Civitas will contribute to the expenses, judgments, fines and amounts paid in settlement incurred by the indemnified person in proportion to the relative benefits received by Civitas (and its officers, directors and employees other than the indemnified person) and the indemnified person, as may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of NMHI (and its officers, directors and employees other than the indemnified person) and the indemnified person in connection with the events that resulted in such losses, as well as any other equitable considerations which the law may require to be considered. NMHI is a guarantor of Civitas’ obligations under this agreement.
Policies and Procedures for Related Party Transactions
In connection with our IPO, we adopted a policy which provides that our Audit Committee is responsible for reviewing and approving or ratifying related party transactions. For purposes of the policy, a “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Civitas was, is or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which our executive officers, directors, director nominees or any stockholder beneficially owning in excess of five percent of our stock (each, a “related party”) had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K). Any related party who intends to enter into a related party transaction shall promptly disclose that intention and all material facts with respect to such transaction to our Chief Legal Officer. The Chief Legal Officer will then promptly communicate that information to the Audit Committee of the Board. The Audit Committee will review all related party transactions and approve such transactions (subject to a delegation of authority as provided in the policy). In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. It is our policy that directors interested in a related party transaction will recuse themselves from any such vote.

Stock Ownership Information

Beneficial Ownership of Civitas’ Common Stock
The following table shows information about the beneficial ownership of our common stock as of January 10, 2018 by:

•	each person known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors and NEOs; and

•	all of our directors and executive officers as a group.
The numbers (including percentages) listed below are based on 37,546,637 shares of our common stock outstanding as of January 10, 2018.

Name of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Stock Outstanding
Principal Stockholders:
Funds Affiliated with Vestar (2)(3)	19,605,379	52.22%
FMR LLC (4)	5,423,111	14.44%
Directors and Named Executive Officers:
Bruce F. Nardella (5)	716,031	1.91%
Denis M. Holler (6)	291,832	*
Brett I. Cohen (7)	21,164	*
David Peterson (8)	282,375	*
Linda De Renzo (9)	170,647	*
Chris A. Durbin (10)	—	*
James L. Elrod, Jr. (10)	—	*
Patrick M. Gray	15,642	*
Pamela F. Lenehan	36,638	*
Guy Sansone	23,272	*
Gregory S. Roth	22,386	*
Mary Ann Tocio	8,328	*
All directors and current executive officers as a group (13 persons) (11)	1,785,518	4.76%
* Less than 1%

(1)
A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•	voting power which includes the power to vote, or to direct the voting of, such security; and/or

•	investment power which includes the power to dispose, or to direct the disposition of, such security.

(2)	The address for Vestar Capital Partners V, L.P. is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)
Includes (A) 14,557,836 shares of common stock held directly by Vestar Capital Partners V, L.P. (“Vestar V”), 4,003,741 shares of common stock held directly by Vestar Capital Partners V-A, L.P. (“Vestar V-A”), 527,168 shares of common stock held directly by Vestar Capital Partners V-B, L.P. (“Vestar V-B”) and 516,634 shares of common stock held directly by Vestar/NMH Investors, LLC (“Vestar/NMH Investors”). Vestar V is the managing member of Vestar/NMH Investors, and Vestar Executives V, L.P. (“Vestar Executives V”) and Vestar Co-Invest V, L.P. (“Vestar Co-Invest V”) are members of Vestar/NMH Investors. Vestar Associates V, L.P. (“Vestar Associates V”) is the general partner of Vestar V, Vestar V-A, Vestar V-B and Vestar Executives V. Vestar Managers V, Ltd. (“VMV”) is the general partner of Vestar Associates V and Vestar Co-Invest V. Daniel S. O’Connell is the sole director of VMV. As a result of these relationships, each of Vestar Associates V, VMV and Mr. O’Connell may be deemed to have beneficial ownership of securities held by Vestar V, Vestar V-A, Vestar V-B and Vestar/NMH Investment (including the securities beneficially owned by Vestar Executives V and Vestar Co-Invest V). Each of Vestar Associates V, VMV and Mr. O’Connell disclaims beneficial ownership of the securities beneficially owned by Vestar V, Vestar V-A, Vestar V-B and Vestar/NMH Investors (including the securities beneficially owned by Vestar Executives V and Vestar Co-Invest V) except to the extent its or his respective pecuniary interest therein. The address of Vestar V, Vestar V-A, Vestar V-B, Vestar/NMH Investors, Vestar Executives V, Vestar Co-Invest V, Vestar Associates V, VMV and Mr. O’Connell is 245 Park Avenue, 41st Floor, New York, NY 10167.

(4)	Based on Form 13G/A filed by FMR LLC on February 14, 2017. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	Includes options to purchase 184,920 shares.

(6)	Includes options to purchase 36,179 shares.

(7)	Includes options to purchase 14,060 shares.

(8)	Includes options to purchase 30,873 shares.

(9)	Includes options to purchase 27,496 shares.

(10)
Messrs. Elrod and Durbin are Managing Directors of Vestar. Each of Messrs. Elrod and Durbin disclaims beneficial ownership of any shares beneficially owned by Vestar, except to the extent of his indirect pecuniary interest therein.

(11)	Includes options to purchase 339,839 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, our executive officers and beneficial owners of more than ten percent of Civitas’ common stock to file with the SEC reports of their initial ownership and changes in their ownership of Civitas’ common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during fiscal 2017.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors is primarily responsible for assisting the Board in fulfilling its oversight responsibility with respect to our financial accounting and reporting, systems of internal control, audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of our internal controls over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2017 with management.

2.
The Audit Committee has met with the Company’s internal auditors and independent registered accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits and to review the adequacy of the Company’s internal controls, financial reporting practices and the audit process.

3.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.

4.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

5.
Based on the review and discussion described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2017 for filing with the SEC.

Audit Committee
Patrick M. Gray
Pamela F. Lenehan
Gregory S. Roth

Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate fees billed or expected to be billed to us by Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, for fiscal 2017 and fiscal 2016:

Services Rendered	Fees (in thousands)
	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$1,803	$2,196
Audit-Related Fees(2)	200	—
Tax Fees (3)	39	48
All Other Fees(4)	2	7
Total	$2,044	$2,251

(1)
Audit Fees for fiscal 2017 and fiscal 2016 consist of fees billed and expected to be billed by Deloitte for professional services rendered in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax fees primarily include professional services rendered for tax compliance services during the fiscal year indicated.

(4)	All other fees include licenses to web-based accounting and finance reference materials.
We have a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm in deciding whether to approve non-audit services. All services performed by our independent registered public accounting firm in fiscal 2017 and fiscal 2016 were pre-approved in accordance with the policy.

Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)
(Proposal No. 2)
We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers (our “NEOs”) for fiscal 2017 as disclosed in this proxy statement.
The primary objectives of our executive compensation program are to:

•	attract and retain top executive talent;

•	achieve accountability for performance, including the quality of our services, by linking annual cash incentive awards to achievement of measurable performance objectives; and

•	align executive officers with our stockholders, create an ownership culture, and drive long-term business success by providing opportunity for significant equity-based rewards.
In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.
We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs for fiscal 2017 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our NEOs as described in this proxy statement.
Although this vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board or the Compensation Committee at any time throughout the year. Please refer to “Corporate Governance—Communications with the Board” in this proxy statement for information about communicating with the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Ratification of Deloitte & Touche LLP as the Company’s
Independent Registered Public Accounting Firm for Fiscal 2018
(Proposal No. 3)
The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor. Deloitte & Touche LLP has served in this capacity for us since 2010. As a matter of good corporate governance, the Audit Committee submits its selection of our independent registered public accounting firm to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that result. Even if stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2018 if it determines that such a change would be in the best interests of Civitas and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

Other Matters
The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy will vote as recommended by the Board or, if no recommendation is given, in his or her discretion on such matters.

Additional Information
Proxy Solicitation Expenses
We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and other employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.
Requirements for Inclusion of Stockholder Proposals in the 2019 Annual Meeting Proxy Statement
Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2019 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Secretary of Civitas Solutions, Inc. at 313 Congress Street, Boston, Massachusetts 02210 and must be received no later than September 28, 2018 unless the date of our 2019 annual meeting is changed by more than 30 days from March 9, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
Advance Notice Bylaw Requirements for Stockholder Proposals
Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2019 annual meeting must provide notice of such business to the Secretary of Civitas Solutions, Inc. at 313 Congress Street, Boston, Massachusetts 02210 between November 9, 2018 and the close of business on December 9, 2018. The notice must contain the information required by our Bylaws, which are posted on our website.

Annual Report on Form 10-K
Upon written request, we will provide any stockholder, without charge, a copy of our Annual Report on Form 10-K for fiscal 2017 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Civitas Solutions, Inc., 313 Congress Street, Boston, MA 02210, Attn.: Dwight D. Robson (phone: 617.790.4800 or Dwight.Robson@civitas-solutions.com). You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under our “Investor Relations” section of our website (www.civitas-solutions.com).
Incorporation by Reference
Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

CIVITAS SOLUTIONS, INC
ATTN: GINA MARTIN, SECRETARY
313 CONGRESS STREET, 6TH FLOOR
BOSTON, MA 02210

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

NAME	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Chris A. Durbin   02 Patrick M. Gray   03 Bruce F. Nardella

02 0000000000

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
2	An advisory, non-binding resolution with respect to our executive officer compensation.	☐	☐	☐
3	Ratification of the appointment of Deloitte & Touche, LLP as the Company's Independent Registered Public Accounting Firm for fiscal 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX]   Date   JOB #   Signature (Joint Owners)   Date

SHARES
CUSIP #
SEQUENCE #

0000351326_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

CIVITAS SOLUTIONS, INC
Annual Meeting of Stockholders
March 9, 2018 9:00 AM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Bruce F. Nardella, Denis M. Holler, and Gina L. Martin or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CIVITAS SOLUTIONS, INC. that the stockholders is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EST on March 9, 2018, at the Civitas Solutions, Inc. Corporate Headquarters, 313 Congress Street, Fourth Floor, Boston, MA 02210, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

___

___

___

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000351326_2 R1.0.1.17